Exhibit 10.4

CREDIT AGREEMENT

dated as of
[    ], 2015

among

TOPBUILD CORP.,
as Borrower,

THE LENDING INSTITUTIONS NAMED HEREIN,
as Lenders,

BANK OF AMERICA, N.A.

and

SUNTRUST BANK,

as Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,

and

PNC BANK, NATIONAL ASSOCIATION,
as an LC Issuer, Swing Line Lender, and the Administrative Agent

PNC CAPITAL MARKETS LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arranger and Joint Bookrunners

$325,000,000 Senior Secured Credit Facilities

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit D	Reserved
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H	Reserved
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate

v

THIS CREDIT AGREEMENT is entered into as of [    ], 2015 among the following:  (i) TopBuild Corp., a Delaware corporation (the “Borrower”); (ii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and (iii) PNC Bank, National Association, as a Lender, the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the Swing Line Lender (as hereinafter defined) and an LC Issuer (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1)           The Borrower has requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrower for the purposes more fully set forth herein.

(2)           Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrower the credit facilities provided for herein.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01          Certain Defined Terms.  As used herein, the following terms have the meanings specified below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan denominated in Dollars, the greater of: (i) (x) the rate per annum equal to the offered rate appearing on the Bloomberg Screen BBAM1 (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average ICE Benchmark Administration (or any successor thereto) Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/100th of 1%) by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (ii)

0.0%; provided, however, that if the rate referred to in clause (i)(x) above is not available at any such time for any reason, then the rate referred to in clause (i)(x) shall instead be the interest rate per annum, as reasonably determined by the Administrative Agent, to be the average (rounded to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.  Notwithstanding the foregoing, if the Adjusted Eurodollar Rate as determined above would be less than zero, such rate shall be deemed to be zero.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” as to any Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Advances” has the meaning provided in Section 9.13.

“Aggregate Amount” means, as of any date of determination, an amount equal to the $15,000,000 minus the sum of all prior Asset Sales pursuant to Section 7.02(b) and Investments and loans made pursuant to Section 7.04(d)(ii) and Section 7.05(m)(ii).

“Aggregate Commitments” means collectively, the Revolving Commitment and the Term Commitment.

“Aggregate Credit Facilities Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, and (ii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time, (ii) the principal amount of Swing Loans outstanding at such time and (iii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules hereto, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means any Laws relating to terrorism, Sanctions, import/export licensing, or money laundering, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Commitment Fee Rate” means the percentage rate per annum based on the Total Leverage Ratio then in effect according to the pricing grid contained in the definition of “Applicable Margin” below the heading “Commitment Fee.”

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement.

“Applicable Margin” means, with respect to any Base Rate Loan or Eurodollar Loan and the Commitment Fees, the corresponding percentages per annum as set forth below based on the Total Leverage Ratio:

Pricing Level	Total Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee
I	< 1.00x	1.00%	0.00%	0.175%
II	< 1.50x and > 1.00x	1.25%	0.25%	0.200%
III	< 2.00x and > 1.50x	1.50%	0.50%	0.225%
IV	< 2.50x and > 2.00x	1.75%	0.75%	0.250%
V	> 2.50x	2.00%	1.00%	0.275%

The Applicable Margin shall be determined and adjusted quarterly on the date (each, a “Calculation Date”) by which the Borrower is required to provide a Compliance Certificate pursuant to Section 6.01(c) for the most recently ended Fiscal Quarter of the Borrower; provided, however, that (a) from the Closing Date until the first Calculation Date following receipt of the Compliance Certificate for the first Fiscal Quarter ended after the Closing Date, the Applicable Margin shall be based on Pricing Level V and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Compliance Certificate on the date for delivery required by Section 6.01(c) for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Borrowings then existing or subsequently made or issued.

In the event that any Compliance Certificate delivered pursuant to Section 6.01(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Margin for any period (any such period, an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall promptly (and in any event, within 2 Business Days) deliver to the Administrative Agent a corrected Compliance

Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if such corrected, higher Applicable Margin were applicable for such period, and (iii) the Borrower shall promptly (and in any event, within 2 Business Days) pay to the Administrative Agent the accrued additional interest owing as a result of such higher Applicable Margin for such Applicable Period or (B) a lower Applicable Margin for an Applicable Period than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall promptly (and in any event, within 2 Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period and (ii) the Applicable Margin shall be determined as if such corrected, lower Applicable Margin were applicable from the date of delivery of such corrected Compliance Certificate.

“Applicable Minimum Notice Time” has the meaning provided in Section 2.06(a).

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate or branch of a Lender or its investment advisor.  With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person or of any of such Person’s assets, provided that the term Asset Sale specifically excludes:

(i)            any sales, transfers or other dispositions of (a) inventory in the ordinary course of business, or (b) obsolete, worn-out or excess personal property;

(ii)           the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss;

(iii)          any disposition or series of related dispositions that yield gross proceeds of less than $10,000,000;

(iv)          (A) non-exclusive licenses of Intellectual Property in the ordinary course of business and (B) the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties and their Subsidiaries taken as a whole;

(v)           the liquidation, amalgamation, dissolution, winding up, divestiture or similar transaction with respect to any Subsidiary to the extent (x) the Borrower determines in good faith that such liquidation, amalgamation, dissolution, winding up, divestiture or similar transaction is in the best interests of the Borrower and its

Subsidiaries and is not materially disadvantageous to the Lenders and (y) if such Subsidiary is a Credit Party, any assets or business (or net proceeds, if any) shall be transferred to, or otherwise owned or conducted by, the Borrower or any other Credit Party after giving effect to such liquidation, amalgamation, dissolution, winding up or divestiture;

(vi)          the sale or discount by the Borrower or any of its Subsidiaries, in each case without recourse and in the ordinary course of business, of receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(vii)         dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such similar replacement property;

(viii)        issuances of Equity Interests by the Borrower not otherwise prohibited hereunder; and

(ix)          sales, transfers, leases and other dispositions made as part of the Transactions.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Officer” means, with respect to each Credit Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or any Vice President of such Credit Party, any manager or the members (as applicable) in the case of any Credit Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Credit Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Banking Services Obligations” means all obligations of the Credit Parties and their Subsidiaries, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, merchant processing services, stored value cards, or treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender or any of their respective Affiliates or branches (or any Person that was a Lender or an Affiliate or branch of a Lender at the time the applicable Banking Services Obligation was entered into) to any Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by the Administrative Agent from time to time, as its “prime rate,”

whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Open Rate in effect from time to time, plus 1/2 of 1% per annum; and (iii) the Daily LIBOR Rate plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York or Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Loans, such day must also be a day on which dealings in Dollar deposits are carried on between banks in the London interbank market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, but excluding (i) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (ii) Permitted Acquisitions, (iii) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that such book value shall have been included in Capital Expenditures when such asset was originally acquired, (iv) without duplication of clause (i) above, the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and (v) expenditures made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of any property.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means (i) to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or (ii) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Outstandings or obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case, unless otherwise agreed to by the Administrative Agent, in the same currency in which such obligations are denominated; in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(i)            securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii)           securities issued or directly and fully guaranteed or insured by any state of the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(iii)          U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic or foreign commercial bank (or U.S. branch thereof) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iv)          commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or

Moody’s, as the case may be, and in each case maturing within 270 days after the date of acquisition;

(v)           fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clauses (i) and (iv) above;

(vi)          investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (v) above;

(vii)         investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(viii)        investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(ix)          investments in pooled funds or investment accounts consisting solely of investments of the nature described in the foregoing clause (viii); and

(x)           with respect to any Foreign Subsidiary, the approximate equivalent of any of clauses (i) through (ix) above in the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and any amount, in each case only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the Borrower or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(i)            prior to the completion of the Spin-Off, the failure of Masco to own 100% of the issued and outstanding Equity Interests of the Borrower;

(ii)           after the completion of the Spin-Off,

(A)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(B)          the acquisition of ownership, directly or indirectly, by any Person, of all or substantially all of the assets of the Borrower; or

(C)          the occurrence of a change in control or similar provision under or with respect to any Material Indebtedness Agreement of the Borrower obligating, or permitting the holders of such Material Indebtedness to obligate, the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of such Material Indebtedness provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Charges” has the meaning provided in Section 10.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning provided in the definition of “Environmental Claims.”

“Class” when used in reference to (a) any Loan, refers to whether such Loan is a Revolving Loan, Term Loan, Incremental Revolving Loan or Incremental Term Loan, (b) any

Commitment, refers to whether such Commitment is a Revolving Commitment, a Term Commitment, an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or a Commitment of a particular Class.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means [    ], 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral covered by any Security Document.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means, with respect to each Lender, (i) its Revolving Commitment, (ii) its Term Commitment, (iii) its Incremental Revolving Credit Commitment, or (iv) its Incremental Term Loan Commitment, in each case, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” has the meaning provided in Section 2.11(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

“Commodity Account” has the meaning provided in the Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.16(a).

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 10.15(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition or Asset Sale, the aggregate consideration paid (including borrowed funds, cash, the issuance of securities or notes, the assumption or incurrence of Indebtedness (direct or contingent)) or owing pursuant to an “earn-out” or other deferred payment arrangement (including non-compete agreements and consulting agreements) or any other consideration paid, in each case by the acquiror in connection with such Acquisition or Asset Sale.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i)            interest expense in accordance with GAAP,

(ii)           expense for income taxes paid or accrued,

(iii)          depreciation expense,

(iv)          amortization expense,

(v)           extraordinary, unusual or non-recurring non-cash expenses, losses or charges (including any such expense, loss or charge from discontinued operations,

(vi)          non-cash restructuring and rationalization charges and non-cash charges related to impairment of long-lived assets, intangible assets and goodwill,

(vii)         one time non-recurring cash costs and expenses incurred in connection with the Transactions,

(viii)        non-cash expenses related to stock based compensation (other than with respect to phantom stock and stock appreciation rights),

(ix)          other non-cash charges of any kind,

(x)           general corporate and operating expense of Masco allocated to Borrower from the period from March 31, 2015 through and including the Effective Date,

(xi)          cash restructuring and rationalization charges taken during the during such period in an aggregate amount not to exceed $5,000,000 during any Testing Period and $10,000,000 during the term of this Agreement,

 (xii)        any losses for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement, and

(xiii)        cash fees and expenses incurred in connection with acquisitions, equity issuances and debt incurrences that are not otherwise capitalized (regardless of whether consummated).

minus, without duplication and to the extent included in determining such Consolidated Net Income for such period, the sum of:

(a)           interest income,

(b)           income tax credits and refunds (to the extent not netted from tax expense),

(c)           any cash payments made during such period in respect of items described in clauses (v) through (ix) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred,

(d)           extraordinary, unusual or non-recurring non-cash income or gains realized,

(e)           any other non-cash items of income or gains, and

(f)            for each Fiscal Quarter ending after March 31, 2015 and prior to the Effective Date (pro rated for any partial Fiscal Quarter), $6,125,000.

Without duplication of the foregoing, Consolidated EBITDA shall be calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis and computed without regard to the cumulative effect of any changes in accounting principles, as shown on the Company’s consolidated statement of income for such period.  Notwithstanding anything to the contrary herein, Consolidated EBITDA will be deemed to be equal to (i) for the Fiscal Quarter ended June 30, 2014, $22,429,400, (ii) for the Fiscal Quarter ended September 30, 2014, $29,059,300, (iii) for the Fiscal Quarter ended December 31, 2014, $34,193,300 and (iv) for the Fiscal Quarter ended March 31, 2015, $9,729,000. For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.05(b).

“Consolidated Funded Indebtedness” means the sum (without duplication) of Indebtedness of the type described in clauses (a), (b), (e) (but only to the extent related to Indebtedness of the type described in clauses (a), (b), (f), (g), (h) and (i) of the definition thereof), (f), (g) and (h) in the definition thereof of the Borrower and its Subsidiaries, all as determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period (excluding the income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary), as determined in accordance with GAAP, in all material respects, on a consolidated basis.

“Consolidated Net Worth” means at any time, all amounts that would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP at such time.

“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Subsidiaries, as set forth on the Borrower’s most recently delivered quarterly balance sheet.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived in writing by the applicable Lenders and/or the Administrative Agent pursuant to Section 10.06.

“Control Agreements” has the meaning provided in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Covered Entity” means (a) the Borrower and each of its respective Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facilities” means the credit facilities established under this Agreement pursuant to which (i) each Lender with a Revolving Commitment shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrower pursuant to the Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, (iv) any additional Lender shall make loans and/or provide Incremental Term Loan Commitments or Incremental Revolving Credit Commitments under any Incremental Facility pursuant to Section 2.17 (each an “Incremental Facility”), and (v) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facilities Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, and (ii) such Lender’s Term Facility Exposure at such time, or the outstanding aggregate principal amount of the Other Term Loans made by such Lender, if any.

“Credit Party” means the Borrower or any Subsidiary Guarantor.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by (x) dividing the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve Bank for determining the maximum reserve requirements with respect to any Eurodollar funding by banks on each day; provided, however, that in no event shall the Daily LIBOR Rate be less than 0.0%.

“Debt Fund Affiliate” means any affiliate of a Disqualified Person that is a bona fide debt fund or an investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to such Disqualified Person.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section

2.15(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a) or Section 2.09(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a).

“Deposit Account” has the meaning provided in the Security Agreement.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Borrower or any of its Subsidiaries is a party and as to which a Secured Hedge Provider is a counterparty that, pursuant to a written instrument signed by the Borrower, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of a Guaranty and the Security Documents; provided that such Secured Hedge Provider or the Borrower shall have provided the Administrative Agent with written notice thereof on or prior to the date any of the foregoing is incurred, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable Lender or its Affiliates with respect thereto or the Borrower.

“Designated Hedge Creditor” means each Lender or Affiliate or branch of a Lender (or any Person that was a Lender or an Affiliate or branch of a Lender at the time the applicable Hedge Agreement was entered into) that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate or branch of such Lender (or such Person that was a Lender or an Affiliate or branch of a Lender at the time the applicable Hedge Agreement was entered into).

“Designated Non-Cash Consideration” means the fair market value of the non-cash consideration received by the Borrower or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation (it being understood that earnouts and deferred purchase price shall be valued at the net present value (as determined by the Borrower) or the amount expected to be received in respect thereof), executed by an Authorized Officer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to the date that is 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Person” means (a) any Person that is or becomes a bona fide competitor of the Borrower or any of its Subsidiaries (each, a “Competitor”) and is (A) identified in writing to PNC prior to the Closing Date or (B) identified in writing to the Administrative Agent on or after the Closing Date, (b) any affiliate of a Competitor that is identified in writing to the Administrative Agent as such and (c) any affiliate of any Person described in clauses (a) or (b) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name (the notices described herein, the “Disqualified Person List”); provided, that notwithstanding the foregoing, in no event shall any Debt Fund Affiliate be so specified or otherwise constitute a Disqualified Person.

“Disqualified Person List” has the meaning provided in the definition of Disqualified Person.

“Distribution Agreement” means that certain Separation and Distribution Agreement, dated on or prior to the Effective Date, between Masco and the Borrower.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 4.02 have been satisfied or waived by the Administrative Agent in its sole discretion.  The Effective Date shall occur, if at all, on or prior to July 31, 2015.

“Effective Date Subsidiary Guarantors” means, collectively, the Persons listed on Schedule 4 hereto under the heading “Subsidiary Guarantors”.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate or branch of a Lender or any Approved Fund and (iii) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer, (C) the Swing Line Lender, and (D) unless an Event of Default pursuant to Sections 8.01(a) or (i) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented thereto if it fails to object to any assignment within ten Business Days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (w) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (x) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (x), or (y) any Disqualified Person provided that no such identification shall retroactively disqualify an otherwise eligible Person, provided further that any prospective Eligible Assignee shall certify that it is an Eligible Assignee (as defined above) in the Assignment Agreement which it is required to deliver pursuant to the terms hereof upon which certification the Administrative Agent, each LC Issuer (if applicable) and each Lender may conclusively rely without investigation, liability or other obligation whatsoever.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance, violation or liability, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA or any other applicable Environmental Law) of any Hazardous Materials or arising from alleged injury or threat of injury to health or safety (but solely in respect of exposure to Hazardous Materials) or the environment.

“Environmental Law” means any applicable federal, state, provincial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety (but solely in respect of exposure to Hazardous Materials) or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state, provincial, municipal and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will the term “Equity Interest” include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Borrower or any Subsidiary or any ERISA Affiliate from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA); (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) that a Plan has Unfunded Benefit Liabilities; (vi) the cessation of operations at a facility of the Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any contingent liability of the Borrower or any Subsidiary or any Subsidiary with respect to any post retirement welfare liability; (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing; (xii) the Borrower, any Subsidiary, or any ERISA Affiliate fails to comply with the minimum funding standards of ERISA and the Code with respect to any Single-Employer Plan; or (xiii) the Borrower, any Subsidiary, or any ERISA Affiliate incurs an obligation to contribute, or become a contributing sponsor (as such term is defined in 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property (including dispositions in lieu of condemnation, confiscation or seizure), or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excluded Accounts” means any Deposit Account, Securities Account, Commodity Account or other similar account of any Credit Party (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein): (A) used exclusively for all or any of the following purposes:  payroll, benefits, taxes, escrow, customs, insurance impress accounts or other fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon; (B) that does not have an individual daily balance in excess of $1,000,000 or in the aggregate with each other account described in this clause (B), in excess of $5,000,000; (C) the balance of which is swept at the end of each Business Day into a Deposit Account, Securities Account or Commodity Account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account, Securities Account or Commodity Account is swept into another Deposit Account, Securities Account or Commodity Account subject to a Control Agreement) without the consent of the Administrative Agent; (D) that is a trust account; or (E) to the extent that it is cash collateral for letters of credit (other than Letters of Credit issued under this Agreement) permitted by this Agreement.

“Excluded Subsidiary” means (a) each Subsidiary that is not a Wholly Owned Subsidiary, (b) each CFC, (c) each Subsidiary that is an Immaterial Subsidiary, (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) each Subsidiary acquired after the Closing Date that is prohibited by applicable law, rule or regulation or by any contractual obligation in existence at the time of the acquisition and not entered into in contemplation thereof from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guaranty unless such consent, approval, license or authorization has been received (it being understood that neither the Borrower nor any of its Subsidiaries shall be obligated to seek such consent, approval, license or authorization), (g) each captive insurance Subsidiary, (h) each not-for-profit Subsidiary, (i) each FSHCO and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders (it being understood that the Administrative Agent may at any time determine that the cost of any such guarantee is no longer excessive and may require any Subsidiary excluded pursuant to this clause (d) to execute and deliver a Guaranty and the other documents required by Section 6.10 and Section 6.11).

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty Obligations of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures

Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Obligations of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation, in each case, after giving effect to the provisions of the Guaranty and any and all guaranties of such Guarantor’s Swap Obligations by the other Credit Parties.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Obligations or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.05(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extending Lender” has the meaning set forth in Section 2.18(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Extension Offer” has the meaning set forth in Section 2.18(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.18, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on any Class of Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Class, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Class, (c) in the case of Extended Commitments that are Revolving Commitments of any Class, an extension of the termination date applicable thereto (which in each case shall be for a period of one year), (d) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (e) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (f) an addition of any affirmative or negative covenants applicable to the Borrower and its Subsidiaries, provided that any such additional covenant with which the Borrower and its Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.18(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fee Letter” means the Fee Letter dated as of March 18, 2015, between the Borrower, PNC Capital Markets LLC and the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Financial Officer” means the chief executive officer, the president or the chief financial officer of the Borrower.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Fiscal Quarter” means a fiscal quarter of the Borrower and its Subsidiaries set forth on Schedule 2.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries set forth on Schedule 3.

“Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to Fixed Charges.

“Fixed Charges” means for any period of determination the sum of, without duplication, (i) cash Consolidated Interest Expense, (ii) cash tax expense, (iii) scheduled principal installments on Indebtedness for borrowed money (excluding, for the avoidance of doubt, voluntary or mandatory prepayments and any refinancing of such Indebtedness for borrowed money), (iv) cash Capital Distributions (other than the Spin-Off Dividend) and (v) Capital Expenditures to the extent not financed with Long Term Indebtedness, in each case of the Borrower and its Subsidiaries (other than with respect to item (iv) which shall be solely of the Borrower) for such period determined and consolidated in accordance with GAAP.  For purposes of calculating Fixed Charges for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Fixed Charges for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.05(b).

“Foreign Lender” means a Lender to the Borrower that is not itself a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the Form 10 Registration Statement filed by the Borrower with the SEC on March 4, 2015, as amended on or before the Closing Date or as amended following the Closing Date not in violation of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Revolving Facility Percentage of LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Revolving Facility Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any Subsidiary substantially all of the assets of which constitute the Equity Interests or Indebtedness of CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 10.06(f).

“Guarantors” means each of the Subsidiaries of the Borrower that have executed a Guaranty in respect of the Obligations.

“Guaranty” means a Guaranty of Payment substantially in the form attached hereto as Exhibit C-1.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Law pertaining to the environment.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of any Designated Hedge Agreement.

“Immaterial Subsidiary” means on any date, any Subsidiary of the Borrower that has less than 5.0% of Consolidated Total Assets or generates less than 5.0% of annual consolidated revenues of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01(a) prior to such date; provided, however, that Subsidiaries of the Borrower that are not Immaterial Subsidiaries shall have at least 90% of the Consolidated Total Assets and generate at least 90% of annual consolidated revenues of the Borrower and its Subsidiaries.  As of the Reporting Date, the Subsidiaries listed on Schedule 4 under the heading “Immaterial Subsidiaries” are Immaterial Subsidiaries.

“Incremental Facility” has the meaning provided in the definition of “Credit Facilities.”

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Revolving Credit Lenders party thereto, among the Borrower, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.17.  Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Term Lenders party thereto, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.17.  Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.17 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business but including any earnout), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all Guaranty Obligations of such Person with respect to Indebtedness of others, (f) all Capitalized Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, in each case, issued by a financial institution or similar Person, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (i) all obligations of such Person with respect to receivable securitization financing that are recourse to such Person.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, for the avoidance of doubt, performance and surety bonds, Guaranty Obligations of leases or trade payables shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 10.02.

“Insolvency Event” means, with respect to any Person:

(i)                                     the commencement of a voluntary case or proceeding by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii)                                  the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not dismissed within 60 days after commencement of the case or proceeding;

(iii)                               a custodian (as defined in the Bankruptcy Code) or a receiver, interim receiver, trustee or monitor, or any similar person under any insolvency law is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)                              such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, interim receiver, monitor, custodian, trustee, conservator or liquidator (collectively, a “conservator”)of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment or composition of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v)                                 any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi)                              such Person is adjudicated insolvent or bankrupt;

(vii)                           any order of relief or other order approving any such case or proceeding is entered;

(viii)                        such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(ix)                              such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” has the meaning provided in the respective Security Agreement.

“Interest Income” means, for any period, interest income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, in all material respects.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one week, one, two, three, six or twelve months, as selected by the Borrower and in the case of an Interest Period of (i) one week, if agreed by the Administrative Agent and (ii) twelve months, if available to all applicable Lenders; provided, however, that: (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“IP Filing” means the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement as defined in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Latest Maturity Date” means, with respect to any Indebtedness under any of the Credit Facilities, the latest maturity date applicable to any Credit Facility that is outstanding hereunder as determined on the date the relevant Indebtedness is issued or incurred or Equity Interests issued.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued binding and enforceable guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Commitment Amount” means $100,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means each of PNC, and each of its Affiliates and branches, and any other Lender that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent in its reasonable discretion.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate amount of the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g).

“LC Participation” has the meaning provided in Section 2.05(g).

“LC Request” has the meaning provided in Section 2.05(b).

“Lead Arrangers” means, collectively, PNC Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and SunTrust Robinson Humphrey, Inc.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan, Other Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, any Guaranty, the Security Documents, the Fee Letter, any joinder agreements or supplements, and each Letter of Credit, each other LC Document and any and all agreements or executed and delivered to, or in favor of, the Administrative Agent or any Lenders in connection with this Agreement or the transactions contemplated hereby (other than the Spin-Off Documents), and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Long Term Indebtedness” means Indebtedness with a maturity of more than 364 days but excluding Revolving Loans.

“Margin Stock” has the meaning provided in Regulation U.

“Masco” means Masco Corporation, a Delaware corporation.

“Material Acquisition” means any Acquisition the aggregate Consideration for which exceeds $20,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or any other Loan Document to which it is a party or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any Loan Document.

“Material Contract” means each contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination, breach or default would reasonably be expected to result in a Material Adverse Effect.

“Material Disposition” means any Asset Sale the aggregate Consideration for which exceeds $20,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining “Material Indebtedness” under this definition, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

“Maximum Rate” has the meaning provided in Section 10.23.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $500,000 with minimum increments thereafter of $100,000; (ii) with respect to any Eurodollar Loan, $1,000,000, with minimum increments thereafter of $500,000; and (iii) with respect to Swing Loans, $100,000, with minimum increments thereafter of $100,000.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all LC Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable expenses of sale incurred in connection with such Asset Sale, and other reasonable fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale, and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable expenses incurred in connection with such Event of Loss payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of reasonable underwriting fees, placement agent fees, commissions and other reasonable fees and expenses incurred in connection therewith; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Leverage Ratio” means for the Borrower and its Subsidiaries on a consolidated basis as of the end of any Fiscal Quarter or as of any time Pro Forma compliance is required to be demonstrated, the ratio of (i)(x) Consolidated Funded Indebtedness minus (y) up to $75,000,000 of unrestricted cash and Cash Equivalents of the Credit Parties on deposit with financial institutions located in the United States of America in excess of $25,000,000 to (ii) Consolidated EBITDA for the Testing Period most recently ended.

“Non-Contingent Obligations” means all Obligations other than (i) those contingent indemnity obligations for which no demand has been made, (ii) Letters of Credit that have been fully Cash Collateralized, (iii) Banking Services Obligations and (iv) Hedging Obligations.

“Non-Consenting Lender” has the meaning provided in Section 10.12(g).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at 500 First Avenue, 4th Floor, Mailstop: P7-PFSC-04-1, Pittsburgh, Pennsylvania 15219, Attention:  Agency Services (facsimile: (412) 762-8672), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time, with a copy to PNC Bank, National Association, 1900 East 9th St., Cleveland, Ohio, Attention:  John Platek (facsimile:  (216) 222-7079).

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, any Affiliate or branch of any Lender, the Swing Line Lender, any Secured Hedge Provider or any LC Issuer pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).  Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that any Agent, any Lender or any Affiliate or any Secured Hedge Provider of any of them, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties provided, however, that Obligations consisting of obligations of any Credit Party arising under any Hedge Agreement shall exclude all Excluded Swap Obligations.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Ordinary Course Indebtedness” means Indebtedness incurred in the ordinary course of business in respect of,

(i)                                     overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with Deposit Accounts, Securities Accounts and Commodity Accounts,

(ii)                                  performance or surety bonds, bid bonds, appeal bonds, return of money and similar obligations not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations,

(iii)                               any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims),

(iv)                              the endorsement of instruments for deposit or the financing of insurance premiums,

(v)                                 deferred compensation or similar arrangements to employees of the Borrower, any Subsidiary of the Borrower or any direct or indirect Subsidiary thereof,

(vi)                              obligations to pay insurance premiums or take or pay obligations contained in supply agreements,

(vii)                           indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such incurrence for the annual price in which such Indebtedness is incurred; and

(viii)                        Guaranty Obligations incurred in respect of obligations (other than for borrowed money) of (or to) suppliers, customers, dealers, distributors, franchisees, lessors and licensees.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership or limited liability company, includes any partnership agreement, operating agreement or limited liability company agreements (as applicable) and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).

“Other Term Loans” has the meaning provided in Section 2.17(a).

“Participant” has the meaning provided in Section 10.06(b).

“Participant Register” has the meaning provided in Section 10.06(b).

“Payment Office” means the office of the Administrative Agent at 500 First Avenue, 4th Floor, Mailstop: P7-PFSC-04-1, Pittsburgh, Pennsylvania 15219, Attention:  Agency Services (facsimile: (412) 762-8672), or such other office(s), as the Administrative Agent may designate in writing to the Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the applicable Security Agreement.

“Permitted Acquisition” means any Acquisition by the Borrower as to which all of the following conditions are satisfied:

(i)                                     such Acquisition involves a line or lines of business that are the same as, similar or related to or complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii)                                  no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(iii)                               the Borrower would, after giving effect to such Acquisition, on a Pro Forma Basis (as determined in accordance with subpart (vi) below), (A) have a Total Leverage Ratio not in excess of 3.00 to 1.00 and (B) be in compliance with the financial covenants contained in Section 7.07;

(iv)                              at least two Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $20,000,000, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Financial Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a Pro Forma Basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or Person to be acquired is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period;

(v)                                 all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws;

(vi)                              the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;

(vii)                           as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the clause (ii) and, for any such Acquisition in which the Consideration exceeds $20,000,000, demonstrating compliance with clause (iii) above;

(viii)                        immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall take all actions required to be taken pursuant to Section 6.110 and Section 6.121;

(ix)                              to the extent any Person acquired in connection with an Acquisition does not upon consummation of such Acquisition become a wholly-owned Subsidiary or Subsidiary Guarantor, the aggregate consideration payable in connection with any such Acquisition shall not exceed $25,000,000 in the aggregate in any fiscal year; and

(xii)                           immediately after giving effect to such Acquisition, the Revolving Availability shall be no less than $25,000,000.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Seller Debt” means unsecured Indebtedness of the Borrower or any of its Subsidiaries issued as part of the consideration payable in respect of any Permitted Acquisition; provided that:

(i)                                     there shall be no scheduled payments of interest or principal in respect of such Indebtedness prior to 91 days after the Latest Maturity Date, and

(ii)                                  the final maturity of such Indebtedness shall not be earlier than the date that is 91 days after the Latest Maturity Date.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 9.16(b).

“PNC” means PNC Bank, National Association.

“Post Closing Obligations Agreement” means the Post Closing Obligations Agreement, dated as of the Closing Date, by and among the Credit Parties and the Administrative Agent, as the same may be amended or otherwise modified from time to time.

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.05.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, the Published Rate shall be the Adjusted Eurodollar Rate for a one month period as published in another publication determined by the Administrative Agent in accordance with its customary practices); provided, however, that in no event shall the Published Rate be less than 0.0%.

“Purchase Date” has the meaning provided in Section 2.04(c).

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.

“Reference Period” has the meaning provided in Section 1.05(b).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.

“Refinancing Term Lender” has the meaning set forth in Section 2.19(a).

“Refinancing Term Loan” has the meaning set forth in Section 2.19(a).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.19(a).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remedial Action” means all actions any Environmental Law requires any Credit Party to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Reporting Date” means (i) for purposes of the disclosure schedules to be delivered by the Borrower to the Administrative Agent on the Closing Date, the Closing Date, and (ii) for purposes of the disclosure schedules to be delivered by the Borrower to the Administrative Agent on the Effective Date, the Effective Date.

“Required Lenders” means Lenders whose Credit Facilities Exposure and Unused Commitments constitute more than 50% of the sum of the Aggregate Credit Facilities Exposure and the Unused Commitments.  The Credit Facilities Exposure and Unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means (i) any Capital Distribution, and (ii) any amount paid by the Borrower or any of its Subsidiaries in repayment (including any voluntary or mandatory prepayment of principal), redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“Revolving Availability” means, at the time of determination, (a) the sum of all Revolving Commitments at such time less (b) the sum of the (i) the principal amount of Revolving Loans and Swing Loans made and outstanding at such time and (ii) the LC Outstandings at such time.

“Revolving Borrowing” means the incurrence of Revolving Loans or Incremental Revolving Loans, in each case, consisting of one Type, by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 10.06 and any Incremental Revolving Credit Commitments.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, and includes the amount of any Incremental Revolving Credit Commitments.

“Revolving Facility Availability Period” means the period from the Effective Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, (ii) the principal amount of such Lender’s pro rata share of Swing Loans outstanding at such time and (iii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note made by the Borrower substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination after giving effect to any subsequent assignments.  The Revolving Facility Percentage of each Lender as of the Effective Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) the fifth anniversary of the Effective Date, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.  Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill Financial, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“Sanctioned Country” means a country, region or territory that is itself subject to Sanctions.

“Sanctioned Person” means any individual person, group, regime, entity or thing (a) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Sanctions or (b) located, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or

the U.S. Department of State and (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Installment” has the meaning provided in Section 2.13(b).

“SDN List” has the meaning provided in Section 5.23.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” has the meaning provided in the Security Agreement.

“Secured Hedge Provider” means a Lender or an Affiliate or branch of a Lender (or a Person who was a Lender or an Affiliate or branch of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with the Borrower or any of its Subsidiaries.

“Securities Account” has the meaning provided in the Security Agreement.

“Security Agreement” means the Security Agreement executed by the Credit Parties in favor of the Administrative Agent, substantially in the form of Exhibit C-2 hereto, except as otherwise agreed by the Administrative Agent.

“Security Documents” means the Security Agreement, any UCC financing statement or similar registration document, any Control Agreement, any Collateral Assignment, any IP Filing and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Significant Intellectual Property” has the meaning provided in the Security Agreement.

“Single Employer Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (other than a Multi-employer Plan) that is subject to the provisions of Section 302 or Title IV of ERISA in respect of which the Borrower, or any Subsidiary of the Borrower or any ERISA Affiliate, is an “employer” as defined in Section 3(5) of ERISA or with respect to which the Borrower or any Subsidiary or ERISA Affiliate has any liability.

“Solvency Opinion” means an opinion delivered by Duff & Phelps to the Board of Directors of the Borrower opining to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning provided in Section 10.06(f).

“Specified Obligations” means Obligations consisting of (i) principal of and interest on the Loans, (ii) reimbursement obligations in respect of Letters of Credit and (iii) fees related to any of the foregoing (other than fees payable to the Administrative Agent or any LC Issuer in its capacity as such).

“Spin-Off” means, collectively, (a) the direct or indirect transfer by Masco of all assets and liabilities of the Installation and Other Services segment of Masco to the Borrower (including the Subsidiary Guarantor Contribution) and (b) the distribution of 100% of the common stock of the Borrower to the shareholders of Masco, as described in the Form 10.

“Spin-Off Dividend” means the cash distribution from the Borrower to Masco in an amount not to exceed $225,000,000, in connection with the Spin-Off.

“Spin-Off Documents” means the Distribution Agreement, the Solvency Opinion and all other material agreements related to the Spin-Off contemplated by the Form 10 or required to be delivered thereunder or in connection therewith.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof.  Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to a Guaranty.  Schedule 4 hereto lists each Subsidiary Guarantor as of the Reporting Date under the heading “Subsidiary Guarantors”.

“Subsidiary Guarantor Contribution” means the direct or indirect contribution by Masco to the Borrower of 100% of the Equity Interests of the Effective Date Subsidiary Guarantors.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means $15,000,000.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means PNC.

“Swing Line Note” means a promissory note by the Borrower substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, but in any event, not more than 7 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans or Incremental Term Loans by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date).

“Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 10.06 and any Incremental Term Loan Commitments.

“Term Facility Exposure” means, for any Lender at any time, the principal amount of Term Loans made by such Lender and outstanding at such time.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03.  Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Loan Maturity Date” means the fifth anniversary of the Effective Date.

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means a single period consisting of the four consecutive Fiscal Quarters of the Borrower then last ended (whether or not such quarters are all within the same Fiscal Year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular Fiscal Quarter or Fiscal Quarters then last ended that are so indicated in such provision.

“Total Credit Facilities Amount” means the aggregate amount of the Total Revolving Commitment and the Total Term Loan Commitment and, if any, any Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments.  As of the Closing Date, the Total Credit Facilities Amount is $325,000,000.

“Total Leverage Ratio” means for the Borrower and its Subsidiaries on a consolidated basis as of the end of any Fiscal Quarter or as of any time Pro Forma compliance is required to be demonstrated, the ratio of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the Testing Period most recently ended.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(c) hereof or increased pursuant to Section 2.17 hereof.  As of the Closing Date, the amount of the Total Revolving Commitment is $125,000,000.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders.  As of the Closing Date, the amount of the Total Term Loan Commitment is $200,000,000.

“Transaction Documents” means, collectively, the Loan Documents, the Form 10, the Spin-Off Documents and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time.  Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time (excluding the principal amount of Swing Loans outstanding at such time).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 3.03(g)(ii)(B).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Administrative Agent, as applicable.

Section 1.02                             Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03                             Accounting Terms.  Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, with the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.  All financial statements other than the annual audited financial statements provided pursuant to Section 6.01(a), shall be prepared in accordance with GAAP in all material respects.

Section 1.04                             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words

“herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05          Pro Forma Calculations.

(a)           Notwithstanding anything to the contrary herein, the Total Leverage Ratio and Consolidated EBITDA shall be calculated in the manner prescribed by this Section 1.05.

(b)           All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction (other than an acquisition that is not a Material Acquisition or a disposition that is not a Material Disposition) shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.01(a) or 6.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 5.07(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, all in accordance with Article 11 of Regulation S-X of the SEC.  Such computations may give effect to (i) any projected cost savings (net of continuing associated expenses) expected to be realized as a result of such event to the extent such cost savings would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X of the SEC or (ii) any other cost savings (net of continuing associated expenses) that are reasonably anticipated by the Borrower to be achieved in connection with any such event and are attributable to actions started or occurring within the 12-month period following the consummation of such event, which the Borrower, in its reasonable judgment, determines are achievable; provided that if any cost savings included in any pro forma calculations pursuant to this clause (ii) shall at any time cease to be achievable, in the Borrower’s reasonable judgment, then on and after such time pro forma calculations to be made hereunder shall no longer reflect such cost savings.  Notwithstanding the foregoing, (x) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition of such term and (y) the aggregate additions to Consolidated EBITDA pursuant to clauses (i) or (ii) above for any period being tested shall not exceed 10% (or such greater percentage as may be approved by the Administrative Agent in its sole discretion) of the amount which could have been included in Consolidated EBITDA as a result of the relevant event in the absence of the adjustments pursuant to clauses (i) or (ii) above.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness).  For the avoidance of doubt, all calculations shall give pro forma effect to the Transactions.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITIES

Section 2.01          Establishment of the Credit Facilities.  On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facilities for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facilities Exposure exceed the Total Credit Facilities Amount, (ii) the Credit Facilities Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment or (iii) the Aggregate Revolving Facility Exposure exceed the Total Revolving Commitment.

Section 2.02          Revolving Facility.  During the Revolving Facility Availability Period, each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans:  (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c).  The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof.  Each Lender having an Incremental Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment.  Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans.

Section 2.03          Term Loans.

(a)           Term Loan. On the Effective Date, each Lender that has a Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Effective Date up to the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars; (iv) shall be repaid in accordance with Section 2.13(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment.  The Term Loans to be made by each Lender will be made by such Lender up to the aggregate amount of its Term Commitment in accordance with Section 2.07 hereof.  Each Lender having an Incremental Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.04          Swing Line Facility.

(a)           Swing Loans.  During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans:  (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) may be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure would not exceed the Total Revolving Commitment; (v) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan; (vi) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof; and (vii)  at no time shall there be more than one Borrowing of Swing Loans outstanding hereunder.

(b)           Swing Loan Refunding.  The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”).  Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and the Borrower.  Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates.  Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02, Section 4.03 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.  Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Payment Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time.  The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)           Swing Loan Participation.  If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(i) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans.  On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof.  If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.  Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)           Obligations Unconditional.  Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05          Letters of Credit.

(a)           LC Issuances.  During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of the Borrower or any Subsidiary, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, or (iv) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof.  Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) the Revolving Facility Termination Date.

Notwithstanding the foregoing, no LC Issuer shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing such Letter of Credit, or any Law applicable to such LC Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such LC Issuer in good faith deems material to it.

Each LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by any such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any related documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Issuers.

(b)           LC Requests.  Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for (in a form acceptable to the applicable LC Issuer), and if applicable a reimbursement agreement with respect to, such Letter of Credit).  In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

An LC Issuer shall be under no obligation to amend any Letter of Credit if (A) such LC Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.  Unless the applicable LC Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Issuer shall, on the requested date, issue a Letter of Credit or enter into the applicable amendment, as the case may be, in each case in accordance with such LC Issuer’s usual and customary business practices.

(c)           Auto-Renewal Letters of Credit.  If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Revolving Facility Termination Date (unless such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable LC Issuer); provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(d)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(e)           Notice of LC Issuance.  Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.  Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f)            Reimbursement Obligations.

(i)            The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event within one Business Day after the date on which, such LC Issuer notifies the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the Business Day immediately following the date of notice of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand.  If by 1:00 P.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder in the currency such Letter of Credit is denominated (if such Borrowing is otherwise available to the Borrower in U.S. Dollars), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for a Revolving Loan with the shortest Interest Period then available, denominated in U.S. Dollars that are Base Rate Loans, in each case, in an aggregate principal amount equal to the amount necessary to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing

(which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(ii)           Obligations Absolute.  Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g)           LC Participations.

(i)            Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(d)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii)           In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii)          If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in U.S. Dollar and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.  If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds.  If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate.  The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv)          Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof (in the currency received) and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v)           The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)          the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C)          any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)           the occurrence of any Default or Event of Default.

(vi)          To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

Section 2.06          Notice of Borrowing.

(a)           Time of Notice.  Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for in Section 2.06(b) below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (such time, the “Applicable Minimum Notice Time”) (i) in the case of each Borrowing of a Eurodollar Loan denominated in Dollars, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b)           Notice of Borrowing.  Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)                                  Minimum Borrowing Amount.  The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)                                 Maximum Borrowings.  More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than ten Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.07                             Funding Obligations; Disbursement of Funds.

(a)                                 Several Nature of Funding Obligations.  The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder.  Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)                                 Borrowings Pro Rata.  Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows:  (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; and (ii) all Term Loans shall be made by the Lenders having Term Commitments pro rata on the basis of their respective Term Commitments.

(c)                                  Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d)                                 Funding of Loans.

(i)                                     Loans Generally.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii)                                  Swing Loans.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e)                                  Advance Funding.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall promptly (and in any event, within one (1) Business Day) pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08                             Evidence of Obligations.

(a)                                 Loan Accounts of Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder; provided, however, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters (including without limitation the Lender Register), the accounts and records of the Administrative Agent shall control.

(b)                                 Loan Accounts of Administrative Agent; Lender Register.  The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations.  In addition, the Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it pursuant to Section 10.06(c)(iv) and a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments of, and the principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Lender Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Lender Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(c)                                  Effect of Loan Accounts, etc.  The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)                                 Notes.  Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.09                             Interest; Default Rate.

(a)                                 Interest on Revolving Loans.  The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time or (ii) during such periods as such Revolving Loan is a Eurodollar Loan denominated in Dollars, the relevant Adjusted Eurodollar Rate for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b)                                 Interest on Term Loans.  The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time or (ii) during such periods as such Term Loan is a Eurodollar Loan denominated in Dollars, the relevant Adjusted Eurodollar Rate for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(c)                                  Interest on Swing Loans.  The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

(d)                                 Default Interest.  Notwithstanding the above provisions, if an Event of Default has occurred and is continuing (i) the overdue amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each such Loan and all overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2.00% per annum in excess of the LC Fees otherwise applicable thereto.  In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Credit Parties under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e)                                  Accrual and Payment of Interest.  Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity

(whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

(f)                                   Computations of Interest.  All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days.  All computations of interest on Base Rate Loans (other than Swing Loans) and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g)                                  Information as to Interest Rates.  The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof.  Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders.  Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10                             Conversion and Continuation of Loans.

(a)                                 Conversion and Continuation of Revolving Loans.  The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans denominated in the same currency that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans denominated in the same currency with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans, unless the Borrower shall pay all amounts due under Section 3.02 in connection with any such conversion.

(b)                                 Notice of Continuation and Conversion.  Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for in this Section 2.10(b) provided by the Borrower to the Administrative Agent at its Notice Office not later than the Applicable Minimum Notice Time prior to the date of such Continuation or Conversion.  Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11                             Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Effective Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided, that for purposes of this provision, the Revolving Commitment of any Defaulting Lender shall be deemed to be zero.  Accrued Commitment Fees shall be due and payable in arrears on each Quarterly Payment Date and on the Revolving Facility Termination Date.

(b)                                 LC Fees.  (i)  Standby Letters of Credit.  The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day.  The foregoing fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Facility Termination Date.

(ii)                                  Commercial Letters of Credit.  The Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit.  The foregoing fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Facility Termination Date.

(c)                                  Fronting Fees.  The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable quarterly in arrears (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 12.5 basis points per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d)                                 Additional Charges of LC Issuer.  The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e)                                  Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, on the Effective Date and thereafter, for its own account, the fees set forth in the Fee Letter.

(f)                                   Ticking Fees.                          The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a ticking fee equal to the applicable Commitment Fee for the period from and including the date that is 45 days after the Closing Date and through (but excluding) the Effective Date, payable on the last day of each calendar quarter or, if earlier, on the Effective Date.

(g)                                  Computation and Determination of Fees.  All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12                             Termination and Reduction of Revolving Commitments.

(a)                                 Mandatory Termination of Revolving Commitments.  All of the Revolving Commitments (including all Incremental Revolving Credit Commitments) shall terminate on the Revolving Facility Termination Date.

(b)                                 Cash Collateralization.  If the Total Revolving Commitment is reduced to any amount that is less than the LC Outstandings, the Borrower shall immediately Cash Collateralize the LC Outstandings to the extent of such excess.

(c)                                  Voluntary Termination of the Total Revolving Commitment.  Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.  Such notice may be conditional upon the occurrence of one or more events, including a refinancing.

(d)                                 Partial Reduction of Total Revolving Commitment.  Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) such reduction shall apply to permanently reduce the Swing Line Commitment but only to the extent that the Unused Total Revolving Commitment would be reduced below the Swing Line Commitment, (iv) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(c)(ii) or Section 2.13(c)(iii), and (v) any partial reduction shall be in the amount of at least $10,000,000 and in integral multiples of $1,000,000.

Section 2.13                             Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)                                 Voluntary Prepayments.  The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty from time to time.  The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (x) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loan, or (y) 11:00 A.M. (local time at the Notice Office) on the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)                                     each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $50,000, (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $50,000, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii)                                  no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii)                               in the case of any prepayment of Term Loans, such prepayment shall be applied in direct order of maturity to the remaining amortization installments.

(b)                                 Scheduled Payments of Term Loans.  On each Quarterly Payment Date set forth below, the Borrower shall pay the principal amount of the Term Loans in an amount equal to the amount set forth below for such date, except that (i) such amount shall be reduced by reason of the application of prepayments pursuant to Sections 2.13(a) and 2.13(c) and (ii) the payment due on the Term Loan Maturity Date shall in any event be equal to the amount of the entire remaining principal amount of the outstanding Term Loans (each such payment, a “Scheduled Installment”):

Date	Amount of Payment
September 30, 2015	$2,500,000
December 31, 2015	$2,500,000

Date	Amount of Payment
March 31, 2016	$2,500,000
June 30, 2016	$2,500,000
September 30, 2016	$5,000,000
December 31, 2016	$5,000,000
March 31, 2017	$5,000,000
June 30, 2017	$5,000,000
September 30, 2017	$5,000,000
December 31, 2017	$5,000,000
March 31, 2018	$5,000,000
June 30, 2018	$5,000,000
September 30, 2018	$5,000,000
December 31, 2018	$5,000,000
March 31, 2019	$5,000,000
June 30, 2019	$5,000,000
September 30, 2019	$7,500,000
December 31, 2019	$7,500,000
March 31, 2020	$7,500,000
Term Loan Maturity Date	Remaining principal balance

In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.13(a), (c) and Section 2.17(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Incremental Term Loans shall be due and payable on the maturity date of the applicable Incremental Term Loan and all Incremental Revolving Loans shall be due and payable on the Revolving Facility Termination Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)                                  Mandatory Payments.  The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i)                                     Revolving Facility Termination Date.  The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii)                                  Loans Exceed the Commitments.  If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facilities Exposure exceeds the Total Credit Facilities Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount equal to such excess.

(iii)                               LC Outstandings Exceed LC Commitment.  If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, Cash Collateralize the LC Outstandings to the extent of such excess.

(iv)                              Certain Proceeds of Asset Sales.  If during any Fiscal Year of the Borrower, the Borrower and any of its Subsidiaries have received cumulative Net Cash Proceeds during such Fiscal Year from one or more Asset Sales of more than $20,000,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.13(d) below; provided, that if (A) no Event of Default shall have occurred and be continuing, or would result therefrom (both at the date of receipt of such excess Net Cash Proceeds and the date the Borrower or such Subsidiary reinvests), (B) the Borrower notifies the Administrative Agent promptly following the receipt of such excess Net Cash Proceeds that the Borrower or any of its Subsidiaries intends to reinvest or commit to reinvest all or a portion of such excess Net Cash Proceeds in assets used or useful in the business of the Credit Parties and (C) the Borrower or any of its Subsidiaries reinvests (or enter into a binding commitment to reinvest) such excess Net Cash Proceeds within 365 days following the receipt thereof, no such prepayment shall be required in respect of the portion of such excess Net Cash Proceeds so reinvested (or committed to be reinvested).  If at the end of the period specified above any portion of such excess Net Cash Proceeds has not been so reinvested or committed to be reinvested, the Borrower will immediately make a prepayment of the Loans, to the extent required above (or in the case of a commitment entered into in such 365-day period, to the extent not actually reinvested in the 180 days following such initial 365 day period).

(v)                                 Certain Proceeds of Indebtedness.  Not later than the Business Day following the date of the receipt by any Credit Party or any of their respective Subsidiaries of the Net Cash Proceeds from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to Section 7.04), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.13(d) below.

(vi)                              Certain Proceeds of an Event of Loss.  If during any Fiscal Year of the Borrower, the Borrower or any of its Subsidiaries has received cumulative Net Cash Proceeds during such Fiscal Year from one or more Events of Loss of at least $20,000,000, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.13(d) below.  Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) no Event of Default shall have occurred and be continuing, or would result therefrom (both at the date of receipt of such excess Net Cash Proceeds and the date the Borrower or such Subsidiary reinvests), (B) the Borrower notifies the Administrative Agent promptly following the receipt of such excess Net Cash Proceeds that the Borrower or any of its Subsidiaries intends to reinvest or commit to reinvest all or a portion of such excess Net Cash Proceeds in assets used or useful in the business of the Credit Parties and (C) the Borrower or any of its Subsidiaries actually reinvests or enter into a binding commitment to reinvest such excess Net Cash Proceeds within 365 days following the receipt thereof, no such prepayment shall be required in respect of the portion of such excess Net Cash Proceeds so reinvested.  If at the end of the period specified above any portion of such excess Net Cash Proceeds has not been so reinvested or committed to be reinvested, the Borrower will immediately make a prepayment of the Loans, to the extent required above (or in the case of a commitment entered into in such 365-day period, to the extent not actually reinvested in the 180 days following such initial 365 day period).

(d)                                 Applications of Certain Prepayment Proceeds.  Each prepayment required to be made pursuant to Section 2.13(c)(iv), (v) or (vi) above shall be applied as a mandatory prepayment of principal of first, the outstanding Term Loans, with such amounts being applied to the next four Scheduled Installments thereof in direct order of maturity, second, the outstanding Term Loans, with such amounts being applied to the remaining Schedule Installments on a pro rata basis, and third, after no Term Loans are outstanding, to the outstanding Revolving Loans, without a concurrent permanent reduction of the Total Revolving Commitment.  To the extent any Incremental Term Loans are outstanding, prepayments may be applied, on a no greater than pro rata basis, to such Incremental Term Loans if the Incremental Term Loan Assumption Agreement so requires.

(e)                                  Particular Loans to be Prepaid.  With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f)                                   Breakage and Other Compensation.  Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.14                             Method and Place of Payment.

(a)                                 Generally.  All payments made by the Borrower hereunder under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b)                                 Application of Payments.  Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, (ii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Lender with a Term Commitment, pro rata on the basis of their respective Term Commitments, and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c)                                  Payment of Obligations.  Except as set forth elsewhere in this Agreement and the next sentence, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.

(d)                                 Timing of Payments.  Any payments made by any Credit Party under this Agreement that are made later than 2:00 PM (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)                                  Distribution to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each applicable Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15                             Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement of any payment on any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or reimbursement of any payment on any Letter of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facilities without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)                               Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(B)                               With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation and (y) such reallocation does not cause the Aggregate Revolving Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16                             Cash Collateral.

(a)                                 Fronting Exposure.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Outstandings, to be applied pursuant to clause (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional

Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.17                             Increase in Commitments.

(a)                                 The Borrower may, by written notice to the Administrative Agent at any time after the Effective Date and prior to the Latest Maturity Date, on one or more occasions (but not more than three), request to incur one or more Incremental Term Loan Commitments and/or increase the aggregate amount of the Revolving Facility by obtaining one or more Incremental Revolving Credit Commitments, in an aggregate principal amount not to exceed $100,000,000, from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and solely with respect to any Incremental Revolving Credit Lender, each LC Issuer and the Swing Line Lender, in each case in their respective reasonable discretion, which approval shall not be unreasonably withheld, conditioned or delayed.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than five Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”); provided that (a) no commitment of any Lender may be increased without consent of such Lender, and (b) except as otherwise agreed by the Lenders (in their sole discretion) providing the Incremental Facility in connection with an acquisition or other Investment permitted under this Agreement, no Default or Event of Default exists immediately before or after giving effect thereto.  Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans; provided that the Borrower may increase the pricing of the Revolving Facility, without the consent of the Administrative Agent or any Lender, such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if applicable), and paying additional upfront fees.

(b)                                 The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender.  The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender.  Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided, that (i) the final maturity date of any Other Term Loans shall be no earlier than the Latest Maturity Date, (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans, (iii) until the date that is 18 months after the Effective Date, for any Other Term Loans, if the Initial Yield on such Other Term Loans exceeds by more than 50 basis points the sum of (A) the margin then in effect for Term Loans that are Eurodollar Loans plus (B) one-quarter of the amount of such upfront fee initially paid in respect of the Term Loans (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for each such affected Type of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  As used in the prior sentence, “Initial Yield” shall, as determined by the Administrative Agent, be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on such Other Term Loans (which shall be increased by the amount any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made exceeds the Adjusted Eurodollar Rate) plus (y) if the Lenders making such Other Term Loans receive an upfront fee (other than a customary arrangement or underwriting fee) directly or indirectly from the Borrower or any Subsidiary, the amount of such upfront fee divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four, (iv) the Incremental Term Loans shall be denominated in Dollars, and (v) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the other Credit Facilities or may be unsecured.  The other terms of the Incremental Term Loans and the Incremental Term Loan Assumption Agreement to the extent not consistent with the terms applicable to the Term Loans hereunder shall otherwise be reasonably satisfactory to the Administrative Agent and, to the extent that such Incremental Term Loan Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrower or any of its Subsidiaries that are more favorable to the Lenders making such Other Term Loans, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Term Loans remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this

Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Term Loan Assumption Agreement.  For the avoidance of doubt, any Incremental Term Loan may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) as the Term Loans in any voluntary or mandatory prepayments hereunder, as specified in the applicable amendment documenting such Incremental Term Loan.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 10.12.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  For the avoidance of doubt, none of the Borrower or its Subsidiaries or their respective Affiliates may provide any Incremental Revolving Credit Commitment or Incremental Term Loan.

(c)                                  Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.17 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, and (iii) the Borrower would be in pro forma compliance with the covenants set forth in Section 7.07.

(d)                                 Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 3.02 shall apply to any conversion of Eurodollar Loans which are Term Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.13(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(e)                                  On the effective date of any Incremental Revolving Credit Commitments, the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of such Incremental Revolving Credit Commitments, (i) Revolving Loans made under such Incremental Revolving Credit Commitments are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing such Incremental Revolving Credit Commitments shares ratably in the Aggregate Revolving Facility Exposure.  Each of the Revolving Lenders shall participate in any new Revolving Loans made on or after such date on a pro rata basis based upon such Lender’s Revolving Facility Percentage after giving effect to the increase in Revolving Commitments contemplated by Section 2.17.  On the effective date of any Incremental Revolving Credit Commitments, each Lender providing any such additional Revolving Commitments (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit on a pro rata basis based upon such Lender’s Revolving Facility Percentage of such Letters of Credit and the participation of each other Revolving Lender in such Revolving Facility Letters of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its pro rata share based upon such Lender’s Revolving Facility Percentage of the outstanding Revolving Facility LC Participation.

Section 2.18                             Extension Offers.

(a)                                 The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that any Extension Offer relating to Revolving Commitments or Revolving Loans may only be made on an anniversary of the Effective Date (or on the next succeeding Business Day in the case of any anniversary that occurs on a day that is not a Business Day) and no more than two Extension Offers may be made in respect of Revolving Commitments.  Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than five Business Days or more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made, in each case to be determined in such Lender’s sole discretion.

(b)                                 An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by (i) in the case of an Extension Permitted Amendment in respect of any Class of Term Loans, the Borrower, each applicable Extending Lender and the Administrative Agent, and (ii) in the case of an Extension Permitted Amendment in respect of any Class of Revolving Commitments, the Borrower, each applicable Extending Lender, a Majority in Interest of the Revolving Lenders, each LC Issuer, the Swing Line Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.  Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each LC Issuer and the Swing Line Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Facility Availability Period and the Revolving Facility Termination Date, as such terms are used in reference to Letters of Credit or Swing Loans, may not be extended without the prior written consent of each LC Issuer and the Swing Line Lender, as applicable; and provided further that in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, the Borrower shall have the right to replace any Revolving Lender that does not agree to become an Extending Lender with an Eligible Assignee that will agree to be an Extending Lender as provided in Section 10.12(g).

Section 2.19                             Refinancing Provisions for the Term Facility.

(a)                                 The Company may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that each Refinancing Term Loan Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent.

(b)                                 The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitment and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, and (iv) substantially concurrently with the effectiveness thereof, the Company shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term

Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class.

(c)                                  The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Term Loan Maturity Date and (B) the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of the borrowing if such Refinancing Term Loans) of the Term Loans being refinanced thereby, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loan Commitment or Refinancing Term Loans of such Class, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loan Commitments or Refinancing Term Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with the Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loan Commitments or Refinancing Term Loans of such Class and (ix) any financial covenant with which the Borrower shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Term Lenders shall also be for the benefit of all other Lenders).  Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Term Loan Commitments and the Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” of loans and/or commitments hereunder.  For the avoidance of doubt, each Lender may elect or decline, in its sole discretion, to become a Refinancing Term Lender.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01                             Increased Costs, Illegality, etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender or other Recipient, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period, that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii)                                  at any time, that such Lender or other Recipient shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender or other Recipient deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) because of (x) any Change in Law since the Closing Date (including, but not limited to, a change in requirements for any reserve, special deposit, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or other Recipient, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender or other Recipient in any such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender or other Recipient (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or other Recipients).  Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders or other Recipients that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of

Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender or other Recipient, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or other Recipient shall determine) as shall be required to compensate such Lender or other Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender or other Recipient, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender or other Recipient shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or Section 3.01(a)(iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender or other Recipient pursuant to Section 3.01(a)(ii) or Section 3.01(a)(iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender or other Recipient to make its requested Loan as a Base Rate Loan or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender or other Recipient to Convert each such Eurodollar Loan into a Base Rate Loan denominated in Dollars; provided, however, that if more than one Lender or other Recipient is affected at any time, then all affected Lenders or other Recipients must be treated the same pursuant to this Section 3.01(b).

(c)                                  If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its Borrower corporation’s policies with respect to capital adequacy and liquidity), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that, such Lender shall not be entitled to receive amounts in respect of such increased costs or reductions unless it is generally claiming such amounts from similarly situated borrowers in comparable credit facilities.

Section 3.02                             Breakage Compensation.  The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period, applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period, applicable thereto pursuant to a request by the Borrower pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b).  The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such request within 10 Business Days after receipt thereof.

Section 3.03                             Taxes.

(a)                                 Defined Terms.  For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally each indemnify Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient with respect to a payment made to such Recipient pursuant to this Agreement or any other Loan Document or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i)                                         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii)                                      executed copies of IRS Form W-8ECI;

iii)                                   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

iv)                                  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04                             Increased Costs to LC Issuers.  If after the Closing Date, there is a Change in Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction.  A certificate submitted to the Borrower by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.04 provided that the Borrower shall not be required to compensate any LC Issuer pursuant to this Section 3.04 for any increased costs or reductions incurred more than 180 days prior to the date that such LC Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.05                             Change of Lending Office; Replacement of Lenders.

(a)                                 Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c), Section 3.03 or Section 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, (ii) the Borrower is, or because of a matter in existence as of the date that the Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 3.01, Section 3.03 or Section 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01                             Conditions Precedent to the Closing Date.  This Agreement shall be effective and valid and binding on each party hereto, subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i)                                     Credit Agreement.  This Agreement, together with the disclosure schedules as of the Closing Date, shall have been executed by the Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

(ii)                                  Notes.  The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least three Business Days prior to the Closing Date.

(iii)                               Fees and Fee Letters.  The Borrower shall have (A) executed and delivered to the Administrative Agent the Fee Letter and shall have paid (or shall concurrently pay) to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date, (B) paid (or shall concurrently pay) to the Administrative Agent, for the benefit of the Lenders, the fees required to be paid pursuant to the Fee Letter, and (C) paid or caused to be paid (or shall concurrently pay or cause to be paid) all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced three (3) Business Days prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(iv)                              Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of the Borrower approving the Loan Documents to which the Borrower is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance reasonably satisfactory to the Administrative Agent.

(v)           Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or, if applicable, the Secretary or an Assistant Secretary of the sole member) of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party and any other documents to which the Borrower is a party that may be executed and delivered in connection herewith.

(vi)          Opinions of Counsel.  The Administrative Agent shall have received legal opinions of Davis Polk & Wardwell LLP, special New York counsel to the Borrower, which opinion shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(vii)         Evidence of Insurance.  The Administrative Agent shall have received certificates of insurance and other evidence reasonably satisfactory to it of compliance with the insurance requirements of Section 6.03(a).

(viii)        Search Reports.  The Administrative Agent shall have received the results of UCC and other search reports that it shall have requested from counsel to the Credit Parties or one or more commercial search firms reasonably acceptable to the Administrative Agent.

(ix)          Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received: (A) a copy of the Certificate or Articles of Incorporation, Certificate of Formation or equivalent formation document of the Borrower and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State or equivalent officer; and (B) to the extent applicable, an original “long-form” good standing certificate or certificate of existence from the Secretary of State or equivalent officer of the jurisdiction of incorporation or formation and, if different, of the chief executive office, dated as of a recent date, certifying as to the good standing of the Borrower and, if available, listing all charter documents of the Borrower.

(x)           Closing Certificate.  The Administrative Agent shall have received a Closing Certificate, dated the Closing Date, of an Authorized Officer of the Borrower, to the effect that, among other things, at and as of the Closing Date, both before and after giving effect to the Credit Agreement: (i) the Borrower has not experienced a Material Adverse Effect since December 31, 2014, (ii) no Default or Event of Default has occurred or is continuing; and (iii)  all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects as of the Closing Date.

(xi)          Projections.  The Administrative Agent shall have received financial projections (including a pro forma closing balance sheet, and pro forma statements of income and cash flows) and a business model for the Borrower through Fiscal Year 2019

(on a quarterly basis for Fiscal Year 2015 and on an annual basis for each Fiscal Year thereafter) in form and substance satisfactory to the Administrative Agent.

(xii)         Financial Statements.  The Administrative Agent shall have received (a) an audited combined balance sheet of the Borrower and its Subsidiaries as of December 31, 2014 and the related audited combined statements of income and cash flows of the Borrower and its Subsidiaries for the two Fiscal Years most recently ended and (b) unaudited combined balance sheet of the Borrower and its Subsidiaries as of the end of each subsequent Fiscal Quarter ended at least 50 days prior to the Closing Date and the related unaudited combined statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter then ended (prepared on the same basis as the statements referred to in the preceding clause (a)), in each case, in accordance with GAAP (it being understood that, for purposes of this clause (xii), the Effective Date Subsidiary Guarantors shall be deemed Subsidiaries of the Borrower);

(xiii)        Patriot Act.  The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent or Lead Arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(xiv)        Consents and Approvals.  The Administrative Agent shall have received evidence that all governmental and third party consents, approvals and licenses necessary to consummate this Agreement have been obtained and completed and there shall be an absence of any legal or regulatory prohibition or restrictions, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on entering into this Agreement.

Each Lender and the Administrative Agent, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved and found satisfactory, each Loan Document and each other document, agreement, instrument, certificate or opinion required to be approved or be found satisfactory by such Lender or the Administrative Agent (including those specified in this Section 4.01 to be approved or be found satisfactory by the Administrative Agent), as the case may be.

Section 4.02          Conditions Precedent to Effective Date.  The obligation of the Lenders to make Loans on the Effective Date, and of any LC Issuer to issue Letters of Credit on the Effective Date, is subject to the satisfaction of each of the following conditions on or prior to the Effective Date and subject to Section 8.02:

(i)            Closing Date.  The condition precedent set forth in Section 4.01 shall have been satisfied and this Agreement is effective.

(ii)           Subsidiary Guarantor Contribution; Guaranty. The Subsidiary Guarantor Contribution shall have occurred. The Effective Date Subsidiary Guarantors shall have duly executed and delivered the Guaranty, substantially in the form attached hereto as Exhibit C-1.

(iii)          Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Effective Date Subsidiary Guarantor approving the Loan Documents to which such Effective Date Subsidiary Guarantor is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Effective Date Subsidiary Guarantor of the Transactions and the Loan Documents to which it is a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance reasonably satisfactory to the Administrative Agent.

(iv)          Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or, if applicable, the Secretary or an Assistant Secretary of the sole member) of each Effective Date Subsidiary Guarantor certifying the names and true signatures of the officers of such Effective Date Subsidiary Guarantor authorized to sign the Loan Documents to which such Effective Date Subsidiary Guarantor is a party and any other documents to which such Effective Date Subsidiary Guarantor is a party that may be executed and delivered in connection herewith.

(v)           Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received: (A) a copy of the Certificate or Articles of Incorporation, Certificate of Formation or equivalent formation document of each Effective Date Subsidiary Guarantor and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State or equivalent officer; and (B) to the extent applicable, an original “long-form” good standing certificate or certificate of existence from the Secretary of State or equivalent officer of the jurisdiction of incorporation or formation and, if different, of the chief executive office, dated as of a recent date, certifying as to the good standing of such Effective Date Subsidiary Guarantor and, if available, listing all charter documents of such Effective Date Subsidiary Guarantor.

(vi)          Schedules.  The Administrative Agent shall have received updated disclosure schedules to this Agreement as of Effective Date, all of which disclosure schedules to be in form and substance reasonably satisfactory to the Administrative Agent and certified by an Authorized Officer of the Borrower as being true and correct on the Effective Date.

(vii)         Spin-Off.  All conditions to the Spin-Off as set forth in the Form 10 and in the Distribution Agreement (other than payment of the Spin-Off Dividend and the passage of time until as late as 11:59 P.M. (New York City time) on the Effective Date) shall have been satisfied (or shall have been waived, amended or otherwise modified in a manner not materially adverse to the rights or interests of the Lenders, as determined by the Administrative Agent in its reasonable discretion).

(viii)        Spin-Off Documents.  The Lead Arrangers shall have received a certificate of an Authorized Officer of the Borrower attached true and correct fully executed copies of the Spin-Off Documents, in each case, as in effect on the Effective Date, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent (it being agreed any agreement attached to the Form 10 as in effect on the Closing Date (with any changes after the Closing Date as are not materially adverse to the Lenders) is satisfactory).  The Distribution Agreement shall be consistent in all material respects with the information set forth in the Form 10 as amended on or before the Closing Date and with any changes following the Closing Date as are not materially adverse to the Lenders, and no term or condition of the Distribution Agreement or any related agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders without the prior approval of the Administrative Agent.

(ix)          Spin-Off Dividend.  The Borrower shall have declared the Spin-Off Dividend, which shall be paid concurrently with or promptly after the initial funding of the Loans on the Effective Date (it being understood that at or prior to 11:59 P.M. (New York City time) on the Effective Date shall be “prompt” for purposes of this clause (iv)).

(x)           Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, certifying that, (i) there is no litigation or administrative proceeding that would reasonably be expected to have a Material Adverse Effect on the Spin-Off or on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries or on the business to be conducted by them (in each case, taken as a whole), and (ii) as of the Effective Date, no Default or Event of Default has occurred or is continuing and all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct) with the same effect as though such representations and warranties had been made on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

(xi)          Fees.       The Borrower shall have (A) paid (or shall concurrently pay) to the Administrative Agent, for its own account, the fees required to be paid by it pursuant to the Fee Letter on the Effective Date, (B) paid (or shall concurrently pay) to the Administrative Agent, for the benefit of the Lenders, the fees required to be paid pursuant to the Fee Letter on the Effective Date, and (C) paid or caused to be paid (or shall concurrently pay or cause to be paid) all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced three Business Days prior to the Effective Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(xii)         Total Leverage Ratio.  The Administrative Agent shall have received a compliance certificate and the detailed calculations thereof demonstrating that after giving pro forma effect to the Loans made on the Effective Date and the Transactions, the Total Leverage Ratio does not exceed 3.00 to 1.00 for the most recently completed Testing Period.

(xiii)        Payment of Outstanding Indebtedness, etc.  The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Effective Date, (A) pre-existing letters of credit, other than those to be agreed between the Administrative Agent and the Borrower, and (B) all any other Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated.

(xiv)        Security Agreement.  The Credit Parties shall have duly executed and delivered the Security Agreement and, subject to Section 6.12, each other Security Document that is required by this Agreement or the respective Security Agreements to be delivered on the date hereof.

(xv)         Opinions of Counsel.  The Administrative Agent shall have received legal opinions of (i) Davis Polk & Wardwell LLP, special New York counsel to the Credit Parties, (ii) Hunton & Williams LLP, Virginia counsel to the Credit Parties, (iii) Dykema Gossett PLLC, California counsel to the Credit Parties, (iv) McDermott Will & Emery LLP, Florida counsel to the Credit Parties and (v) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Credit Parties, which opinions shall be addressed to the Administrative Agent and the Lenders and dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.

(xvi)        Recordation of Security Documents, Delivery of Collateral, Taxes, etc.  The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been received by the Administrative Agent in such a form so that they can be duly recorded, registered, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns and all Collateral items required to be physically delivered to the Administrative Agent pursuant to the Security Documents in order to perfect a Lien on Collateral created under a Security Document shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution and delivery of such instruments shall have been paid in full.

(xvii)       Search Reports.  The Administrative Agent shall have received the results of UCC and other search reports that it shall have requested from counsel to the Credit Parties or one or more commercial search firms reasonably acceptable to the Administrative Agent.

(xviii)      Consents and Approvals.  The Administrative Agent shall have received evidence that all governmental and third party consents, approvals and licenses necessary to consummate this Agreement have been obtained and completed and there shall be an absence of any legal or regulatory prohibition or restrictions, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on entering into this Agreement.

(xix)        Notice.  The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing to be made on the Effective Date.

Section 4.03          Conditions Precedent to Credit Events.  The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in any Credit Event (other than the loans to be made on the Effective Date) is subject, at the time thereof, to the satisfaction of the following conditions:

(i)            Notice.  The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance, as applicable.

(ii)           No Default; Representations and Warranties.  At the time of such Credit Event and also after giving effect thereto (and in the case of subpart (ii) below, before and after giving effect to the application of proceeds resulting from such Borrowing), (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of (i) each Credit Event after the Closing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Section and (ii) each Credit Event thereafter (other than the first Credit Event) shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.03 have been satisfied as of the times referred to in this Section 4.03.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01          Corporate Status.  Each Credit Party (i) is a duly organized or formed and a validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) is in good standing and has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be in good standing or be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect.

Section 5.02          Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party.  Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03          No Violation.  Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except as would not reasonably be expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of such Credit Party pursuant to the terms of (A) any Material Contract, or (B) any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, in each case of this clause (ii) where such conflict, breach or default would reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04          Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents, to the extent such Liens are required to be perfected thereunder.

Section 5.05          Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which, in the reasonable opinion of the Borrower, has resulted in or is likely to result in a Material Adverse Effect or which in any manner draws into question the validity of any Loan Document.

Section 5.06          Use of Proceeds; Margin Regulations.

(a)           The proceeds of all Loans and LC Issuances shall be utilized to (i) provide working capital and funds for general corporate purposes of the Borrower, (ii) settle certain intercompany balances, and (iii) pay certain fees and expenses incurred in connection with the Spin-Off.  The proceeds of the Term Loans, but not of the Revolving Loans, shall also be utilized to finance the Spin-Off Dividend.

(b)           No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  At no time would more than 25% of the value of the assets of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07          Financial Statements.

(a)           The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of: (i) the unaudited interim combined balance sheets of the Borrower and its combined Subsidiaries for the Fiscal Year 2014 and unaudited combined statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the Fiscal Years 2012, 2013 and 2014; and (ii) the unaudited interim consolidated balance sheet, and the related statements of income and of cash flows, of the Borrower and its Subsidiaries for the three months ended March 31, 2015.  All such financial statements have been prepared in accordance with GAAP in all material respects, consistently applied (except as stated therein), and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the combined results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to the absence of footnotes and normal audit adjustments.

(b)           The financial projections of the Borrower and its Subsidiaries for the Fiscal Years 2015 through 2019 prepared by the Borrower and delivered to the Administrative Agent and the Lenders on April 3, 2015 (the “Financial Projections”) were prepared on behalf of the Borrower in good faith based upon assumptions considered by management of the Borrower and its Subsidiaries to be reasonable at the time prepared and furnished to the Administrative Agent and the Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that such Projections will be realized and that actual results may differ materially from such Financial Projections.  For purposes of this Section 5.07, the Effective Date Subsidiary Guarantors shall be deemed Subsidiaries of the Borrower.

Section 5.08          Solvency.  As of the Effective Date, the Borrower, individually and the Credit Parties, taken as a whole, are Solvent.

Section 5.09          No Material Adverse Change.  Since December 31, 2014, there has been no change in the condition, business or affairs of the Borrower and its Subsidiaries, taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 5.10          Tax Returns and Payments.  Each Credit Party and each Subsidiary of a Credit Party has filed (or has had filed on its behalf) all (i) federal, state and other income Tax returns and (ii) all other Tax returns, domestic and foreign, required to be filed by it (or on its behalf) to the extent the failure to file any such return described in clauses (i) or (ii) would reasonably be expected to result in a Material Adverse Effect, and has paid all Taxes and assessments payable by it (or on its behalf) that have become due, other than those (x) not yet delinquent and except for those contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (y) the failure to pay of which would not reasonably be expected to have a Material Adverse Effect.  Each Credit Party and each Subsidiary of a Credit Party has established on its books such charges, accruals and reserves in respect of material Taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.  No Credit Party or Subsidiary of a Credit Party knows of any proposed assessment for Taxes for any period, or of any basis therefor, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.11          Title to Properties; Intellectual Property.  Each Credit Party has good title to, or valid leasehold interests in, all of its real and personal property necessary or material to its business free and clear of Liens other than Permitted Liens, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary or material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12          Lawful Operations, etc.  Each Credit Party and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, provincial, municipal, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state, provincial, municipal or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except, in each case of clause (i) or (ii), for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.13          Environmental Matters.

(a)           Each Credit Party and each of their Subsidiaries are and have been in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is and has been in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any of their respective Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, in breach of, in default or liable under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any of their respective Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of, default or liability thereunder, except in each such case, such noncompliance, breaches, defaults or liabilities as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of any Credit Party, threatened wherein an unfavorable decision ruling or finding would reasonably be expected to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case of clauses (i) and (ii), such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)           Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or could give rise to liability under Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

Section 5.14                             Employee Benefit Plans.  Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Credit Parties, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder.  No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Credit Parties or any ERISA Affiliate in respect thereof.  Except as set forth on Schedule 5.14 hereto, no Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan.  Except as set forth on Schedule 5.14 hereto, no Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

Section 5.15                             [Reserved.]

Section 5.16                             Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17                             Insurance.  The Credit Parties and their Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts in accordance with the terms of Section 6.03.

Section 5.18                             Security Interests.  On and after the Effective Date, once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable and, upon the timely and proper filings, deliveries, notations and other actions contemplated, required or permitted by the Security Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated, required or permitted by the Security Documents), perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens.  Schedule 5.18 hereto sets forth the chief executive office of each Credit Party and the address of each location, and whether such location is leased or owned, at which each Credit Party maintains Collateral.  On and after the Effective Date, all recording, stamp, intangible or other similar taxes required to be paid by any Credit Party under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been (or will promptly be) paid.

Section 5.19                             Disclosure.  The factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein (other than financial projections (including the Financial Projections), other forward looking information and information of a general economic or general industry nature), is, and all other such factual information (taken as a whole) hereafter furnished hereunder by or on behalf of such Person in writing to the Administrative Agent or any Lender (other than financial projections, other forward looking information and information of a general economic or general industry nature) will be, when taken as a whole, correct in all material respects on the date as of which such information is dated or certified and will not as of the date on which such information is dated or certified omit to state a material fact necessary in order to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided.

Section 5.20                             Defaults.  No Default or Event of Default exists.

Section 5.21                             Capitalization.  As of the Reporting Date, Schedule 5.21 sets forth a true, complete and accurate description of the equity capital structure each Subsidiary, showing, for each such Person, the accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each Subsidiary.  As of the Reporting Date, the Equity Interests of each Subsidiary described on Schedule 5.21 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.21, free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.22                             Status of Obligations as Senior Indebtedness.  All of the Obligations constitute “Senior Indebtedness” or similar term relating to the Obligations.

Section 5.23                             Anti-Terrorism Law Compliance.

(a)                                 [Reserved.]

(b)                                 The Borrower has implemented (and has caused its Subsidiaries to implement) and maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and applicable anti-money laundering financing provisions of the Bank Secrecy Act, and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance in all material respects with Anti-Corruption Laws, applicable Sanctions and applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions or applicable money laundering provisions of the Bank Secrecy Act.

(c)                                  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or other Anti-Corruption Law.

Section 5.24                             Location of Bank Accounts.  The Administrative Agent has been provided a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party.

Section 5.25                             Contracts; Labor Relations.  No Credit Party nor any of its Subsidiaries (a) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (b) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (c) is subject to any pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board or other Governmental Authority, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (f) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Borrower nor any of their respective Subsidiaries has suffered any strikes, walkouts or work stoppages in the five years preceding the Closing Date which has resulted in a Material Adverse Effect.

Section 5.26                             Spin-Off Dividend.  Other than the Spin-Off Dividend, no other material payments or distributions in cash by the Borrower or its Subsidiaries to Masco shall be required to consummate the Spin-Off.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other

Non-Contingent Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01                             Reporting Requirements.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each Fiscal Year of the Borrower (commencing with the Fiscal Year 2015), a copy of the Borrower’s Form 10-K filed with the SEC for such Fiscal Year, the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows for such Fiscal Year, in each case setting forth comparative figures for the preceding Fiscal Year, accompanied by the opinion with respect to such consolidated financial statements of any independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which opinion shall be unqualified and shall state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the results of their operations and cash flows for such Fiscal Year in conformity with GAAP.  Notwithstanding the foregoing, any such report or opinion may be qualified or contain an explanatory paragraph to the extent it results from an upcoming debt maturity or anticipated non-compliance with a financial maintenance covenant (including Section 7.07).

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (commencing with the quarterly accounting period ending on June 30, 2015), a copy of Borrower’s Form 10-Q filed with the SEC for such Fiscal Quarter, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period, for the Fiscal Year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, and comparative figures for the related periods in the prior Fiscal Year, and which shall be certified on behalf of the Borrower by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject to the absence of footnotes and normal audit adjustments.

(c)                                  Officer’s Compliance Certificates.  At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by an Authorized Officer of the Borrower to the effect that no Default or Event of Default is continuing or, if any Default or Event of Default is continuing, specifying the nature and extent thereof and the actions the Credit Parties have taken or propose to take with respect thereto, which certificate shall set forth (i) the calculations required to establish compliance with the provisions of Section 7.07 and (ii) any

ERISA Event arising under clause (xiii) of the definition thereof during the applicable Fiscal Quarter.

(d)                                 Notices.  Promptly, and in any event within five Business Days, after any Credit Party or any Subsidiary obtains knowledge thereof, notice of:

(i)                                     the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower propose to take with respect thereto;

(ii)                                  the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary or the occurrence of any other event, if the same would be reasonably expected to have a Material Adverse Effect if adversely determined; or

(iii)                               any event that would reasonably be expected to have a Material Adverse Effect.

(e)                                  ERISA.  Promptly, and in any event within 30 days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event (but, solely with respect to ERISA Events described in clauses (ii), (iii), (v) and (x) of the definition thereof, only to the extent liability could be incurred in respect thereof in excess of $15,000,000), other than an ERISA Event arising under clause (xiii) of the definition thereof, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(f)                                   SEC Filings. Unless the same shall be publicly available, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(g)                                  Information Relating to Collateral.  At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any changes to the information required pursuant to Sections 1, 2, 7, 10 (to the extent any such Intellectual Property is material), 11, 12, or 13 of the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated information, and (ii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, containing a description of the Collateral.

(h)                                 Other Notices.  Promptly after the transmission or receipt thereof, as applicable, copies of all non-routine notices received or sent by any Credit Party to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(i)                                     Proposed Amendments, etc. to Certain Agreements.  Promptly, but in any event, not later than three Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Subordinated Debt Document, any Material Indebtedness Agreement or any other material agreement or instrument subject to the restrictions contained in Section 7.11.

(j)                                    Violation of Anti-Terrorism etc. Laws.  Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person that owns, directly or indirectly, more than 25% of any Equity Interests of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest of more than 25% therein is charged by indictment, criminal complaint or similar charging instrument in connection with any of the Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions, or has knowledge that such Person is in actual or probable violation of such laws, such Credit Party will notify the Administrative Agent, (ii) the occurrence of any Reportable Compliance Event and (iii) upon the request of the Administrative Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act,  any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.

(k)                                 Other Information.  Promptly upon the reasonable request therefor (and in any event within 10 days of such request), such other information or documents (financial or otherwise, including, without limitation, financial statements in a similar form to those provided to the Administrative Agent prior to the Closing Date) relating to the operations, affairs or business condition of any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Section 6.02                             Books, Records and Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP, and (ii) permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times upon reasonable notice and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders (through the Administrative Agent) may request; provided, that (x) unless an

Event of Default shall have occurred and be continuing, only the Administrative Agent, on behalf of the Lenders, at such reasonable time as designated by the Administrative Agent, may exercise rights under clause (ii) of this Section 6.02; provided, further, that unless an Event of Default shall have occurred and be continuing, only one such visit and inspections per calendar year shall be at the expense of the Borrower, such visit shall be conducted at the Borrower’s headquarters only and the Borrower’s obligation shall be limited to reimbursement of the reasonable travel expenses of a maximum of two representatives, and (y) in respect of any such discussions with any independent accountants, the Borrower or such Subsidiary, as the case may be, shall have received reasonable advance notice thereof and a reasonable opportunity to participate therein.

Section 6.03                             Insurance.

(a)                                 The Borrower and its Subsidiaries considered as a whole will maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice; provided that the Borrower and its Subsidiaries may self-insure to the extent the Borrower reasonably determines that such self insurance is consistent with prudent business practice.

(b)                                 Each Credit Party will at all times keep its respective material property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors.  On and after 10 Business Days following the Effective Date, all policies or certificates (or certified copies thereof) with respect to such insurance (other than self-insurance) (i) shall be endorsed for the benefit of the Administrative Agent (including by naming the Administrative Agent as additional insured (with respect to general liability) and lender loss payee (with respect to property coverage), (ii) the general liability and property coverage policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent and (iii) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to with the Administrative Agent.

(c)                                  After the Effective Date, subject to Section 6.17, if any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.

Section 6.04                             Payment of Taxes and Claims.  Each Credit Party will pay and discharge (or cause to be paid and discharged), and will cause each of its Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon its properties or businesses, before the same becomes delinquent; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge or levy (a) that is being contested in good faith and by proper proceedings diligently conducted if it has maintained adequate reserves or other appropriate provisions, if any, with respect thereto in accordance with GAAP or (b) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05                             Corporate Franchises.  Each Credit Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its organizational existence (except, in the case of Subsidiaries that are not Loan Parties, as would not reasonably be expected to have a Material Adverse Effect) and, except as would not reasonably be expected to result in a Material Adverse Effect, its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction not permitted by Section 7.02.

Section 6.06                             [Reserved.]

Section 6.07                             Compliance with Statutes, etc.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

Section 6.08                             [Reserved.]

Section 6.09                             Compliance with Environmental Laws.  Without limitation of the covenants contained in Section 6.07:

(a)                                 Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c)                                  No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with and in a manner that would not give rise to liability under applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with or liability under Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or such non-compliance or liability would not reasonably be expected to have a Material Adverse Effect.

(d)                                 If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.10                             Certain Subsidiaries to Join in Guaranty.  (a) In the event that at any time after the Closing Date, other than in connection with the Subsidiary Guarantor Contribution, any Credit Party acquires, creates or has any Subsidiary that is not an Excluded Subsidiary and is not already a Credit Party (including if any Subsidiary no longer constitutes, or is no longer deemed to be, an Excluded Subsidiary or if any Subsidiary that is not an Excluded Subsidiary becomes a Subsidiary) (such Subsidiary, a “New Subsidiary”), such Credit Party will promptly, but in any event within 30 days (or such longer period as agreed by the Administrative Agent), cause such New Subsidiary to deliver to the Administrative Agent, (i) a supplement or joinder to each of the Guaranty and Security Agreement, duly executed by such New Subsidiary, pursuant to which such New Subsidiary joins the Guaranty and the Security Agreement as a guarantor, pledgor or grantor, as applicable, thereunder, (ii) resolutions of the Board of Directors or equivalent governing body of such New Subsidiary (including a managing member), certified by the Secretary or an Assistant Secretary of such New Subsidiary (or such other officer or Person authorized by the Organizational Documents to sign on such New Subsidiary’s behalf), as duly adopted and in full force and effect, authorizing the execution and delivery of such supplement or joinder and the other Loan Documents to which such New Subsidiary is or will be a party, together with such other corporate or other applicable documentation and, unless such requirement is waived by the Administrative Agent, an opinion of counsel, as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that documents substantially similar to those delivered pursuant to Section 4.01 shall be satisfactory) and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.11, if required pursuant to such Section, provided that a New Subsidiary shall not be required to take any of the foregoing actions to the extent it is prohibited from so doing pursuant to the terms of any agreement to which such Person is a party prior to it becoming a New Subsidiary, provided further that, in the event such New Subsidiary is released from the relevant restrictions, the Borrower will, and will cause each of its Subsidiaries to, take such action to cause such New Subsidiary to become a “Subsidiary Guarantor” hereunder in accordance with this Section 6.10.  Notwithstanding the foregoing, for the avoidance of doubt, the entry by the Effective Date Subsidiary Guarantors into the Guaranty shall be a condition precedent to the Effective Date.

Section 6.11                             Further Assurances.

(a)                                 Foreign Subsidiaries.  Notwithstanding anything in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Equity Interests (by voting power) in any CFC or FSHCO in support of the Obligations,

(ii) pledge (or cause to be pledged) any assets of any CFC or FSHCO (including indirectly by way of an offset or otherwise and including any Equity Interests in Subsidiaries of any CFC or FSHCO) in support of the Obligations, or (iii) cause a CFC or FSHCO to join in the Guaranty or to become a party to the Security Agreement or otherwise guaranty or grant a lien on its assets to support the Obligations.

(b)                                 Further Assurances.  The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require.  If at any time the Administrative Agent determines, based on applicable Law, that all applicable Taxes (including, without limitation, mortgage recording Taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

Section 6.12                             Control Agreements.  Within 90 days of the Effective Date, the Credit Parties will use their commercially reasonable efforts to enter into, and maintain in effect, with respect to each Deposit Account (excluding all Excluded Accounts) maintained by the Credit Parties, Control Agreements that are in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.13                             Senior Debt.  The Obligations shall, and the Credit Parties shall take all necessary action to ensure that the Obligations shall, at all times rank prior in right of payment, to the extent set forth in the applicable subordination agreement, to any Subordinated Indebtedness.

Section 6.14                             Anti-Terrorism Laws. Each Credit Party covenants and agrees that (i) no Credit Party will use the proceeds of any Borrowing (A) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any applicable Sanctions, or (B) in any manner that would result in the violation of any Sanctions applicable to any party hereto, (ii) any funds used to repay the Obligations will not be derived from any unlawful activity, and (iii) each Covered Entity shall comply with all applicable Anti-Terrorism Laws in all material respects. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.15                             Spin-Off Documents.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with and observe the Spin-Off Documents to which the Borrower or any Subsidiary is a party, except where failure to observe and comply with such Spin-Off Documents would not reasonably be expected to impair access to Significant Intellectual Property rights, result in the Spin-Off no longer complying with the requirements of Section 355 of the Code or otherwise have a Material Adverse Effect.

Section 6.16                             Use of Proceeds.  The Borrower will use proceeds of all Loans and LC Issuances solely for the purposes and in the manner specified in Section 5.06.

Section 6.17                             Post-Closing Obligations.  The Borrower and the other Credit Parties shall cause to be performed and completed in a manner reasonably satisfactory to Administrative Agent all of the obligations set forth in the Post Closing Obligations Agreement within the time periods set forth therein and the failure to perform or complete such obligations shall constitute an immediate and automatic Event of Default hereunder after the expiration of any applicable notice and grace periods set forth in the Post Closing Obligations Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Non-Contingent Obligations incurred hereunder and under the other Loan Documents, have been paid in full as follows:

Section 7.01                             Changes in Business.  No Credit Party nor any of its Subsidiaries will engage in any business that would make the character of the business substantially different from the businesses engaged in by the Credit Parties and its Subsidiaries, taken as a whole, on the Effective Date, provided that the Credit Parties and their Subsidiaries may engage in any other business reasonably related, ancillary or complimentary to the business conducted as of the Effective Date.

Section 7.02                             Consolidation, Merger, Asset Sales, etc.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger, amalgamation or consolidation, or (iii) effect any Asset Sale, except that, if no Event of Default shall have occurred and be continuing, each of the following shall be permitted:

(a)                                 the merger, consolidation or amalgamation of:  (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of a Borrower with or into any Subsidiary Guarantor, provided, that the surviving or continuing or resulting corporation is the Borrower or a Subsidiary Guarantor; or (iv) any Subsidiary of the Borrower that is not a Credit Party with or into any other Subsidiary of the Borrower that is not a Credit Party; provided, further that if (i) the Borrower is a party to any such transaction, the Borrower shall survive such transaction, and (ii) if a Subsidiary Guarantor is a party to any such transaction, a Credit Party shall survive such transaction;

(b)                                 any Asset Sale:  (i) by any Credit Party to any Subsidiary that is a Credit Party, (ii) by any Credit Party to any Subsidiary that is not a Credit Party so long as the aggregate fair value of all such assets transferred does not exceed the Aggregate Amount, (iii) by any Subsidiary that is not a Credit Party to any other Subsidiary, (iv) consisting of the liquidation or sale of Cash Equivalents by the Borrower or any of its Subsidiaries or Investments that were Cash Equivalents when made or (v) consisting of disposals to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, or (B) the proceeds of such disposal are reasonably promptly applied to the purchase price of such replacement property;

(c)                                  any transaction permitted pursuant to Section 7.05;

(d)                                 Restricted Payments made in compliance with Section 7.06; and

(e)                                  any Asset Sale, provided that:  (i) the consideration for each such Asset Sale represents fair value (as determined by the Borrower in its reasonably discretion) and at least 70% of such consideration consists of cash or Cash Equivalents; provided, that for purposes of this clause (i), Designated Non-Cash Consideration received in respect of such Asset Sale, taken together with all other Designed Non-Cash Consideration received in respect of Asset Sales pursuant to this clause (e) that do not exceed in the aggregate at any time outstanding $5,000,000 shall be deemed to be cash (with the fair market value of each item of Designated Non-Cash Consideration being determined in good faith by the Borrower at the time received and without giving effect to subsequent changes in value) and (ii) an amount equal to the Net Cash Proceeds of such Asset Sale are applied as set forth in Section 2.13(c)(iv).

Section 7.03                             Liens.  No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)                                 Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(b)                                 Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(c)                                  Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness);

(d)                                 Liens on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements entered into in the ordinary course of business;

(e)                                  Liens that are bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Credit Party in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements or otherwise arising by virtue of any statutory or common law regarding banker’s Liens;

(f)                                   Liens that are licenses of Intellectual Property granted by any Credit Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Credit Parties;

(g)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(h)                                 Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(i)                                     leases or subleases of real or tangible personal property granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(j)                                    easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and would not reasonably be expected to cause either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(k)                                 Liens on property rented to, or leased by, pursuant to a Sale and Lease-Back Transaction; provided that such Sale and Lease-Back Transaction is permitted by this Agreement;

(l)                                     Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(m)                             rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC or other applicable Law and the filing of customary UCC financing statements in connection with operating leases, consignment of goods or bailment agreements;

(n)                                 Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC or similar other provision of applicable Law covering only the items being collected upon;

(o)                                 Liens securing cash collateral supporting letters of credit issued in the ordinary course of business;

(p)                                 possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and in connection with Investments not otherwise prohibited by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(q)                                 landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due by 90 days or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP, which proceedings (or court orders entered into connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(r)                                    Liens in existence on the Reporting Date that are listed on Schedule 7.03 hereto and any continuation or extension thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.04;

(s)                                   Liens (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Credit Parties or any of their respective Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition of such asset or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Credit Parties or any of their respective Subsidiaries, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(t)                                    any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement;

(u)                                 Liens securing Indebtedness permitted by Section 7.04(g);

(v)                                 Liens on property of a Person existing at the time such property is acquired or such person is acquired or merged or amalgamated with or into or consolidated with any Credit Party to the extent such acquisition, merger or amalgamation are permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(w)                               Liens on any cash earnest money deposits made by a Credit Party in connection with any letter of intent or purchase agreement entered into with respect to a Permitted Acquisition or other Investment not otherwise prohibited by this Agreement;

(x)                                 Liens securing obligations not in excess of $5,000,000 in the aggregate at any time outstanding; and

(y)                                 Liens on assets of Foreign Subsidiaries securing Indebtedness or other obligations of such Subsidiary permitted by Section 7.04.

Section 7.04                             Indebtedness.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any of their respective Subsidiaries, except:

(a)                                 Indebtedness incurred under this Agreement and the other Loan Documents;

(b)                                 the Indebtedness set forth on Schedule 7.04 hereto;

(c)                                  (i) Indebtedness consisting of Capitalized Lease Obligations of the Borrower and its Subsidiaries and (ii) purchase money Indebtedness secured by a Lien referred to in Section 7.03(s), provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $5,000,000 at any time;

(d)                                 any intercompany loans (i) made by any Credit Party to any Subsidiary which is a Credit Party or any wholly-owned Subsidiary, (ii) by any Credit Party to any Subsidiary that is not a Credit Party and that is not a wholly-owned Subsidiary, so long as the aggregate amount of Indebtedness incurred pursuant this Section 7.04(d)(ii) does not exceed the Aggregate Amount at any time outstanding, and (iii)  made by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(e)                                  Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(f)                                   Indebtedness constituting Investments permitted by Section 7.05;

(g)                                  Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace Indebtedness incurred pursuant to Section 7.04(b), Section 7.04(c), Section 7.04(h) and (i) (“Refinanced Indebtedness”); provided, that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums make-whole amounts or penalties and accrued and unpaid interest paid thereon and fees (including any closing fees and original issue discount) and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (iii) if such

Refinanced Indebtedness or any guaranties thereof are subordinated in right of payment to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof are subordinated on terms that, taken as a whole, are no less favorable to the Lenders than those applicable to the Refinanced Indebtedness, and (iv) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness;

(h)                                 additional Indebtedness of the Borrower or any of its Subsidiaries in an amount not to exceed the greater of (x) $35,000,000 and (y) the amount such that after giving effect thereto the Total Leverage Ratio does not exceed 3.00 to 1.00; provided that (i) the aggregate principal amount of Indebtedness of the Subsidiaries that are not Credit Parties incurred in reliance on this clause (h) shall not exceed $15,000,000 at any time outstanding, (ii) any Indebtedness of a Credit Party incurred in reliance on this clause (h) shall be unsecured and (iii) solely with respect to any Indebtedness of a Credit Party incurred in reliance on this clause (h) in an initial principal amount in excess of $20,000,000, (x) the stated maturity of such Indebtedness shall not be earlier than the date that is six (6) months after the latest Maturity Date as of the date such Indebtedness is incurred and (y) the financial covenants and events of default to which such Indebtedness is subject shall not be more restrictive (taken as a whole) than the covenants in Section 7.07 and Events of Default hereunder, as determined in the good faith judgment of the Borrower, unless the Borrower agrees to amend this Agreement such that the condition described in this proviso would be satisfied;

(i)                                     Indebtedness of any Person that becomes a Subsidiary on or after the date of this Agreement; provided that such Indebtedness, (i) exists at the time such Person becomes a Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Subsidiary and (iii) is not directly or indirectly recourse to any of the Credit Parties or any of their respective assets, other than to the Person that becomes a Subsidiary and its Subsidiaries;

(j)                                    Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, hold backs, adjustment of purchase price or similar obligations (including earn-outs), non-compete agreements, deferred compensation or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds but not in any event for borrowed money, in each case entered into in connection with Acquisitions permitted under this Agreement, other Investments and the disposition of any business, assets or stock permitted by this Agreement;

(k)                                 Permitted Seller Debt in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(l)                                     any Ordinary Course Indebtedness; and

(m)                             any other Indebtedness or contingent obligations set forth or described in the Form 10 as being outstanding after giving effect to the Spin-Off;

(n)                                 any Indebtedness to the extent backstopped by a Letter of Credit issued hereunder;

(o)                                 any Guaranty of Indebtedness otherwise permitted under this Section 7.04; provided that any guaranty by a Credit Party of Indebtedness of a Subsidiary that is not a Credit Party must be permitted by Section 7.05; and

(p)                                 accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case on Indebtedness otherwise permitted under this Section 7.04.

Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.04.

Section 7.05                             Investments.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly make any Investment except:

(a)                                 Investments that constitute a Permitted Acquisition or that are acquired in connection with a Permitted Acquisition;

(b)                                 Investments made as a result of the receipt of non-cash consideration from a sale, lease, transfer or other disposition in compliance with Section 7.02;

(c)                                  Capital Expenditures that are not otherwise prohibited by this Agreement;

(d)                                 Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents or Investments that were Cash Equivalents when made;

(e)                                  any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(f)                                   the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(g)                                  any Permitted Creditor Investment;

(h)                                 (i) loans and advances in the ordinary course of business to employees of the Borrower or any Subsidiary and (ii) advances of payroll payments and expenses to employees of the Borrower or any Subsidiary in the ordinary course of business;

(i)                                     Investments in the form of loans to officers, directors and employees of any of the Borrower or its Subsidiaries for the sole purpose of purchasing Equity Interests of the Borrower or any other direct or indirect Borrower company of the Borrower (or purchase of such loans made by others) so long as the Borrower or such other Borrower entity makes a capital contribution of the proceeds of any such purchase, directly or indirectly, to the Borrower;

(j)                                    Investments existing as of the Reporting Date and described on Schedule 7.05 hereto and in each case, extensions and renewals thereof;

(k)                                 any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders under any Designated Hedge Agreements pursuant to the Loan Documents;

(l)                                     Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(m)                             Investments (i) of any Credit Party in any Subsidiary that is a Credit Party, (ii) of any Credit Party in any other Subsidiary that is not a Credit Party, so long as the aggregate principal amount of all such Investments does not exceed the Aggregate Amount outstanding at any time, or (iii) of any Subsidiary that is not a Credit Party in the Borrower or any other Subsidiary;

(n)                                 intercompany loans and advances permitted by Section 7.04;

(o)                                 the Acquisitions permitted by Section 7.02(f);

(p)                                 any Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party that is permitted by Section 7.04;

(q)                                 other Investments by the Borrower or any Subsidiary of a Borrower in any other Person (other than the Borrower or any of its Subsidiaries) made after the Closing Date, provided that (i) at the time of making any such Investment no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this Section 7.05(q) and outstanding at any time shall not exceed an aggregate of $10,000,000, taking into account the repayment of any loans or advances comprising such Investments but without regard to any write-down or write-off thereof; and

(r)                                    Investments and acquisitions made as part of the Transactions.

Section 7.06                             Restricted Payments.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                 the Borrower or any of their Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional Equity Interests that are not Disqualified Equity Interests (or warrants, options or other rights to acquire additional shares of its Equity Interests);

(b)                                 any Subsidiary of the Borrower may declare and pay or make Capital Distributions to the holders of its Equity Interests in accordance with the provisions of its Organizational Documents;

(c)                                  the Borrower may declare or make a Restricted Payment or issue a dividend to the holders of its Equity Interests in an annual amount equal to (i) the sum of $25,000,000 plus after January 1, 2017, 50% of Consolidated Net Income for the prior Fiscal Year (provided that no amount shall be added with respect to Consolidated Net Income for the Fiscal Year 2015), so long as after giving pro forma effect to such dividend or Restricted Payment, (A) the pro forma Total Leverage Ratio is greater than or equal to 2.50 to 1.00 and (B) the Revolving Availability is at least $25,000,000 (provided that if the aggregate amount of such dividend or Restricted Payments in any Fiscal Year is less than the maximum amount permitted under this Section 7.06(c)(i) for such Fiscal Year, then the amount of such shortfall of such maximum amount may be added to the maximum amount permitted in the following Fiscal Year) and (ii) an unlimited amount so long as after giving pro forma effect to such dividend or Restricted Payment (in the case of dividends, at the time such dividends is declared, so long as such dividend is paid within 60 days of declaration), (A) the pro forma Total Leverage Ratio is less than 2.50 to 1.00 and (B) no Event of Default has occurred and is then continuing or would result therefrom;

(d)                                 the Borrower or any of their Subsidiaries may make payments on Subordinated Indebtedness to the extent such payments are expressly permitted by the subordination agreement or subordination provisions, as applicable, applicable to such Subordinated Indebtedness;

(e)                                  the prepayment, redemption, purchase, defeasance or satisfaction of intercompany loans and advances permitted by Section 7.04(d) and the Intercompany Subordination Agreement;

(f)                                   a refinancing, refunding, extension, defeasance, discharge, renewal or replacement of permitted Indebtedness in compliance with Section 7.04(g); and

(g)                                  the Spin-Off Dividend made on or promptly after the Effective Date.

Section 7.07                             Financial Covenants.

(a)                                 Net Leverage Ratio.  Commencing with the Fiscal Quarter ending September 30, 2015, the Credit Parties will not permit the Net Leverage Ratio of the Credit Parties and their Subsidiaries as of the last day of any Fiscal Quarter to be greater than the maximum ratio specified below during the period opposite such maximum ratio:

Fiscal Quarter Ending	Maximum Ratio
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016	3.25 to 1.00
June 30, 2016	3.25 to 1.00
September 30, 2016	3.25 to 1.00
December 31, 2016 and thereafter	3.00 to 1.00

(b)                                 Fixed Charge Coverage Ratio.  The Credit Parties will not permit Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.10 to 1.00 during any Testing Period commencing with September 30, 2015.

Section 7.08                             Limitation on Certain Restrictive Agreements.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for the Obligations, or (b) the ability of any such Credit Party or any such Subsidiary to make Capital Distributions, or pay any Indebtedness owed to any Credit Party or any Subsidiary, or to make loans or advances to any Credit Party or any Subsidiary, or transfer any of its property or assets to any Credit Party or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(s), (vi) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (vii) restrictions affecting any Subsidiary of the Borrower that is not a Credit Party under any agreement or instrument governing any Indebtedness of such Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (x) any encumbrances or restrictions imposed by any amendments or refinancing that are otherwise permitted by the Loan Documents; provided that such amendments or refinancing are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, (xi) restrictions imposed by any agreement relating to Indebtedness entered into in accordance with Section 7.02 if such restrictions are not materially more restrictive taken as a whole than those set forth in the Loan Documents and (xii) any encumbrances or restrictions imposed by the Organizational Documents of a Subsidiary that is not a Credit Party.

Section 7.09                             Transactions with Affiliates.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of a Borrower, any Subsidiary or any other Borrower, and in the case of a Subsidiary, a Borrower or another Subsidiary) other than upon fair and reasonable terms not materially less favorable to the Credit Parties and their Subsidiaries taken as a whole than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Credit Parties comply with any applicable legal requirements of the Code or similar applicable Law, (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or

(B) entered into outside the ordinary course of business, approved by the directors or equity holders of the Borrower, and not prohibited by any of the other provisions of this Agreement or in violation of any law, rule or regulation, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting and stockholder rights of registration rights approved by the Borrower, (iv) the Borrower or any Subsidiary may enter into any indemnification agreement or any similar arrangement with directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business and may pay fees and indemnities to directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business, (v) (A) any purchase by Borrower of Equity Interests of the Borrower or any contribution by the Borrower to the equity capital of the Borrower and (B) any acquisition of Equity Interests of the Borrower and any contribution by any equity holder of the Borrower to the equity capital of Borrower, (vi) Restricted Payments permitted by Section 7.06 and Investments permitted by Section 7.05, (vii) the Transactions or as otherwise contemplated by the Spin-Off Documents and (viii) the incurrence of intercompany Indebtedness permitted by Section 7.04.

Section 7.10                             [Reserved.]

Section 7.11                             Modification of Certain Agreements.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a)                                 any Subordinated Debt Document (other than any amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of the Subordinated Indebtedness and that (i) extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Subordinated Indebtedness, (ii) reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Subordinated Indebtedness or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on any applicable Credit Party or Subsidiary);

(b)                                 unless such change would not be materially adverse to the Lenders, any of the terms of any preferred Equity Interests of any Credit Party or any Subsidiary;

(c)                                  unless such change would not be materially adverse to the Lenders, any Credit Party’s or any Subsidiary’s Organizational Documents; or

(d)                                 unless such change would not be materially adverse to the Lenders, the Spin-Off Documents.

Section 7.12                             [Reserved.]

Section 7.13                             Fiscal Year.  No Credit Party shall change its Fiscal Year.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01                             Events of Default.  Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)                                 Payments:  the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a Scheduled Installment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit when required to do so hereunder; or

(b)                                 Representations, etc.:  any representation or warranty made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of which made, deemed made, or confirmed; or

(c)                                  Certain Covenants:  the Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.14 or Article VII of this Agreement; or

(d)                                 Other Covenants:  any Credit Party or any of its Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained (i) in Sections 6.01, 6.05 (as it relates to the Credit Parties), 6.10, 6.12 and 6.13 and such default is not remedied within five days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph) or (ii) in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(d)(i) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e)                                  Cross Default Under Other Agreements; Designated Hedge Agreements:  any Credit Party or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f)                                   Invalidity of Loan Documents:  any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Non-Contingent Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, other than as a result of the payment in full of all Non-Contingent Obligations; or

(g)                                  Invalidity of Liens:  on or after the Effective Date, any Security Document, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected Lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on a material portion of the Collateral covered or purported to be covered thereby (other than as a result of any action or inaction within the sole control of the Administrative Agent) or shall be asserted by any Credit Party not to be a valid, perfected, first priority security interest in (subject only to Permitted Liens) or Lien on any material portion of the Collateral covered thereby (other than as a result of a release permitted by the Loan Documents); or

(h)                                 Judgments:  one or more final judgments, orders or decrees shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $20,000,000 or more in the aggregate for all such judgments, orders and decrees for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     Insolvency Event:  any Insolvency Event shall occur with respect to any Credit Party or any of its Subsidiaries other than an Immaterial Subsidiary (other than as contemplated in clause (v) of the definition of “Asset Sale”); or

(j)                                    ERISA:  any ERISA Event shall have occurred and either (i) such event or events would reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien;

(k)                                 Change in Control:  if there occurs a Change in Control;

(l)                                     Sanctioned Persons:  any Credit Party shall become a Sanctioned Person; or

(m)                             Spin-Off:  the Spin-Off shall not have been consummated concurrently with or promptly after the initial funding of the Loans on the Effective Date (it being understood that at or prior to 11:59 P.M. (New York City time) on the Effective Date shall be “prompt” for purposes of this clause (m)).

Section 8.02                             Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing or if the Effective Date has not occurred on or before July 31, 2015, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a)                                 declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)                                 declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)                                  require the Borrower to Cash Collateralize all or any portion of the LC Outstandings in accordance with the provisions of this Agreement; or

(d)                                 exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03                             Application of Certain Payments and Proceeds.  All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, and subject to Section 2.08(e), be applied as follows:

(i)                                     first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii)                                  second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii)                               third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)                              fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, (B) the amounts due to (i) providers of Banking Services Obligations in respect of such Obligations and (ii) Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice and (C) to the Administrative Agent for the benefit of each LC Issuer to Cash Collateralize the Stated Amount of outstanding Letters of Credit;

(v)                                 fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents and in respect of Banking Services Obligations that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vi)                              finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01                             Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints PNC to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes PNC as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b)                                 Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document.  Subject to Section 10.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the payment in full of the Non-Contingent Obligations, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other disposition of assets permitted under the Loan Documents, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor of its guarantee of the Obligations otherwise in accordance with the Loan Documents or (v) if consented to by the Required Lenders (or such other Lenders as may be required to give consent under Section 10.12) and (b) release any Subsidiary Guarantor from its guarantee of the Obligations (i) upon the payment in full of the Non-Contingent Obligations, (ii) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary ceases to be a Subsidiary Guarantor or becomes an Excluded Subsidiary or (iii) if consented to by the Required Lenders (or such other Lenders as may be required to give consent under Section 10.12).

(c)                                  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 9.02                             Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03                             Exculpatory Provisions.  Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04                             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of their respective Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 10.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05                             Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06                             Non-Reliance.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07                             No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-money laundering Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08                             USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09                             Indemnification.  The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facilities Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section shall survive the payment of all Obligations.

Section 9.10                             The Administrative Agent in Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.11                             Successor Administrative Agent.  The Administrative Agent may resign at any time upon not less than 30 days’ notice to the Lenders, each LC Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12                             Other Agents.  Any Lender or any Affiliate of any Lender identified herein as a Co-Agent, a Lead Arranger, a bookrunner, any syndication or documentation agent, or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13                             Collateral Matters.  The Administrative Agent may from time to time make such disbursements and advances (“Agent Advances”) that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrower or the other Credit Parties pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.01.  The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans.  The Administrative Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation to its obligations pursuant to Section 9.09, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the Dollar Equivalent amount equal to such Lender’s pro rata share of each such Agent Advance.  If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

Section 9.14                             Agency for Perfection.  The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC or other applicable Law, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party.  Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.15                             Proof of Claim.  The Lenders and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding or Insolvency Event relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)                                 to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder.  Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within 10 days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.16                             Posting of Approved Electronic Communications.

(a)                                 Delivery of Communications.  Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the

case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)                                 Platform.  Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c)                                  No Warranties as to Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 Delivery Via Platform.  The Administrative Agent agrees that the receipt of the Communications set forth above by the Administrative Agent at its electronic mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)                                  No Prejudice to Notice Rights.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.17                             Credit Bidding.  Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC (including pursuant to Sections 9-610 or 9-620 thereof), or other applicable Law, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent or its designee (whether by judicial action or otherwise) in accordance with applicable Law.

ARTICLE X.

MISCELLANEOUS

Section 10.01                      Payment of Expenses etc.  Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lenders, the Lead Arrangers or their Affiliates or branches, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates and branches in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, in the case of clauses (i), (ii) and (iii) of this Section 10.01, the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Administrative Agent and PNC Capital Markets LLC, and the Lenders, taken as a whole, and of one local counsel in any relevant jurisdiction, separate litigation or bankruptcy counsel, and in the case of an actual or perceived conflict of interest, of one additional counsel to the affected parties, taken as a whole); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (vi) all the actual reasonable costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external to the extent incurred in connection with any action for which the Administrative Agent is entitled to expense reimbursement; and (vii) all the actual costs and expenses (including the fees, expenses and disbursements of counsel and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

Section 10.02                      Indemnification.  Each Credit Party agrees to indemnify the Administrative Agent, the Lead Arrangers, each LC Issuer, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages, costs or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document or any other Transaction Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Credit Parties or any of their respective Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Credit Parties or any of their respective Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with Environmental Laws, or any Environmental Claim asserted against any Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, in each foregoing case, to the extent resulting from, arising out of or in any way relating to any Loan Document or any other Transaction Document or any resulting relationship between the Indemnitees and the Credit Parties and its Affiliates and (iii), in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of one counsel to all Indemnitees, taken as a whole, incurred in connection with any such investigation, litigation or other proceeding and one additional counsel to all affected Indemnitees taken as a whole, in the case of an actual or perceived conflict of interest, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all affected Indemnitees, taken as a whole (but excluding, in the case of each of (i), (ii) and (iii) above, any such losses, liabilities, claims, damages, costs or expenses of any Indemnitee to the extent incurred by reason of (A) the material breach of this Agreement by such Indemnitee, (B) gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, (C) a dispute solely among two or more Indemnitees and not arising out of or in connection with any act or omission of any Credit Party or (D) a settlement entered into by such Indemnitee without the prior written consent of the Borrower, provided that such consent from the Borrower shall not have been unreasonably withheld).  To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.  This Section 10.02 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages, expenses, etc. arising from any non-Tax claim.

Section 10.03                      Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and LC Issuer agrees to promptly notify the Borrower and the Administrative Agent after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.04                      Equalization.

(a)                                 Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase at par for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.  The provisions of this Section 10.04(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)                                 Recovery of Amounts.  If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)                                  Consent of Borrower.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 10.05                      Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrower or any other Credit Party, at 260 Jimmy Ann Drive, Daytona Beach, Florida 32114, Attention:  John Peterson (Facsimile No. (386) 763-2854), with a copy to General Counsel, at the same address (but failure of any of such persons to receive any such notice shall not affect the validity of any notice otherwise given or deemed received in accordance with this Section);

(ii)                                  if to the Administrative Agent, to it at the Notice Office; and

(iii)                               if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 10.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b)                                 Receipt of Notices.  Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone.  Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)                                  Electronic Communications.  Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)                                 Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 10.05(a).

Section 10.06                      Successors and Assigns.

(a)                                 Successors and Assigns Generally.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of their rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 10.06.

(b)                                 Participations.  Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person other than a Disqualified Person (such Eligible Assignee or other Person, the “Participant”), provided that in the case of any such participation,

(i)                                     the Participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii)                                  such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii)                               such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv)                              such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)                                 the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such Participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver requires the vote of each affected Lender under Section 10.12, and, provided still further that each Participant shall be entitled to the benefits of Section 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(g), it being understood that the documentation required under Section 3.03(g) shall be delivered by the Participant to the Lender granting such participation and by the Lender to the applicable Withholding Agent), 3.04, 10.02 and 10.03  with respect to its participation as if it was a Lender.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in such Loan and the principal amount of (and stated interest on) the portion of such Loan that is the subject of the participation (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.  A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Assignments by Lenders.

(i)                                     Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that:

(A)                               except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;

(B)                               in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C)                               upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new

Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D)                               unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E)                                the Administrative Agent’s consent shall be required for any assignment; and

(F)                                 the Borrower’s consent, which shall not be unreasonably withheld, shall be required for any assignment unless (x) an Event of Default under Section 8.01(a) and (i) has occurred and is continuing or (y) such assignment is to another Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii)                               At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(g).

(iv)                              With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent pursuant to Section 2.08(b).  Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

(v)                                 Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it.  No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(vi)                              In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Facility Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)                           Notwithstanding anything contained herein, no Lender may assign, sell, negotiate or otherwise transfer its Loans, LC Participations, Swing Loan Participations and/or Commitments to the Borrower, the Borrower, any other Credit Party or any Affiliate of any of the foregoing.

(d)                                 [Reserved.]

(e)                                  Disqualified Person List.  Upon request by any Lender to the Administrative Agent or the Borrower, as the case may be, the Administrative Agent or the Borrower, as the case may be, shall provide such Lender with a copy of the Disqualified Person List.  The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Disqualified Person, and nor shall it have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Disqualified Person.

(f)                                   Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the

Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.  The Borrower acknowledge and agree that, to the fullest extent permitted under applicable Law, each SPC, for purposes of Section 2.10, Section 2.14, Section 3.01, Section 3.03, Section 10.01, Section 10.02 and Section 10.03 shall be considered a Lender.

Section 10.07                      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 10.08                      Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES

DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b)                                 EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)                                  EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN Section 10.06.  EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.  EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d)                                 THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH.  EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

Section 10.09                      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 10.10                      Integration.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.  To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 10.11                      Headings Descriptive.  The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.12                      Amendment or Waiver; Acceleration by Required Lenders.

(a)                                 Except as expressly set forth in Section 2.17, Section 2.18 and Section 2.19 neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and Required Lenders (or by the Administrative Agent acting at the written direction of the Required Lenders); provided, however, that

(i)                                     no change, waiver or other modification shall, without the written consent of each Lender directly affected thereby (but not the Required Lenders):

(A)                               increase the amount of any Commitment of any Lender hereunder;

(B)                               extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender;

(C)                               reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.13), reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (w) the waiver of any mandatory prepayments owing pursuant to Section 2.13), (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants);

(D)                               reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates);

(E)                                reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder; or

(F)                                 amend any section of the Credit Agreement concerning the pro-rata treatment of Lenders and distribution of payments; and

(ii)                                  no change, waiver or other modification or termination shall, without the written consent of each Lender,

(A)                               release the Borrower from any of its obligations hereunder;

(B)                               release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees provided by the Guarantors;

(C)                               amend, modify or waive any provision of Section 10.04, this Section 10.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(D)                               reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(E)                                consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement; or

(F)                                 amend, modify or waive any provision of Section 2.07(b), Section 2.14(b) or Section 2.14(e).

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.  Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c)                                  No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.

(d)                                 To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to a Guaranty or whose stock is pledged pursuant to a Security Agreement, such capital stock (but not any proceeds thereof) shall be released from such Security Agreement and such Subsidiary shall be released from a Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e)                                  In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders.  Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of the Lenders may exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 10.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f)                                   Notwithstanding anything to the contrary contained in this Section 10.12, (x) Security Documents and related documents executed by Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative

Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(g)                                  If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.04(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), Section 3.03 or Section 3.04), and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent.  Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 10.12(g), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.13                      Survival of Indemnities.  All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 10.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 10.14                      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 10.15                      Confidentiality.

(a)                                 Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, the disclosing party agrees, to the extent permitted by law, to inform the Borrower promptly in advance thereof), (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any prospective assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 10.06(c)(v) or Section 10.06(f), (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 10.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 10.15.

(b)                                 As used in this Section, “Confidential Information” means this Agreement, each other Loan Document (including the terms of this Agreement and each other Loan Document), all information received from the Borrower relating to the Borrower and its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information (i) is clearly identified at the time of delivery as confidential or (ii) consists of financial statements, projections, budgets or other proprietary or confidential information such as business strategies, customer lists and potential customers.

(c)                                  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agree that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 10.16                      Limitations on Liability of the LC Issuers.  The Borrower assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 10.17                      General Limitation of Liability.  To the fullest extent permitted by applicable law, the Borrower, any other Credit Party, each Lender, the Administrative Agent, the Swing Line Lender and each LC Issuer hereby agrees that it shall not assert, and each hereby waives, any claim against the other on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of proceeds thereof.

Section 10.18                      No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  The Borrower agree, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.19                      Lenders and Agent Not Fiduciary to Borrower, etc.  The relationship among the Borrower and its respective Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 10.20                      Survival of Representations and Warranties.  All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.  All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 10.21                      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.22                      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 10.23                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 10.24                      USA Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

Section 10.25       Advertising and Publicity.

Neither the Administrative Agent nor any Lender shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available pursuant to this Agreement and the other Loan Documents without the prior written consent of the Borrower.  Nothing in the foregoing shall be construed to prohibit the Administrative Agent or any Lender from (i) making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (x) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (y) unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender, as applicable, shall promptly notify the Borrower of the requirement to make such submission or filing and provide the Borrower with a copy thereof and (ii) sharing the following information relating to the financing contemplated hereby with standard industry database companies (such as Loan Pricing Corporation and Standard & Poor’s LCD) in accordance with customary industry practice: the names of the Borrower, the amount of the credit facility and of each tranche, the closing date of the credit facility and the expiration date of the credit facility, and the identity of the Lenders, including titles awarded.

Section 10.26       Release of Guarantees and Liens.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence.  When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Designated Hedge Agreements, contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

Section 10.27       Payments Set Aside.  To the extent that any Secured Creditor receives a payment from or on behalf of the Borrower or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all

Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TOPBUILD CORP., as the Borrower

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender, as an LC Issuer, as the Swing Line Lender, and as the Administrative Agent

By:
Name:
Title:

[LENDER], as a Lender

By:
Name:
Title:

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date	Term Commitment
PNC Bank, National Association	$28,846,153.85	23.0769231%	$46,153,846.15
Bank of America, N.A.	$27,884,615.38	22.3076923%	$44,615,384.62
SunTrust Bank	$27,884,615.38	22.3076923%	$44,615,384.62
U.S. Bank National Association	$19,230,769.23	15.3846154%	$30,769,230.77
The Bank of Nova Scotia	$11,538,461.54	9.2307692%	$18,461,538.46
The Huntington National Bank	$9,615,384.62	7.6923077%	$15,384,615.38
Total	$125,000,000	100.00%	$200,000,000

Schedule 2

Fiscal Quarters

Quarters Ended:

June 30, 2015

September 30, 2015

December 31, 2015

March 31, 2016

June 30, 2016

September 30, 2016

December 31, 2016

March 31, 2017

June 30, 2017

September 30, 2017

December 31, 2017

March 31, 2018

June 30, 2018

September 30, 2018

December 31, 2018

March 31, 2019

June 30, 2019

September 30, 2019

December 31, 2019

March 31, 2020

Schedule 3

Fiscal Years

Years ended:

December 31, 2015

December 31, 2016

December 31, 2017

December 31, 2018

December 31, 2019

Schedule 4

Subsidiaries

I. Immaterial Subsidiary

As of the Closing Date — None.

II. Subsidiary Guarantors

As of the Closing Date — None.

Schedule 5.14

ERISA Matters

None.

Schedule 5.18

Chief Executive Office and Locations of Collateral

Credit Party	Chief Executive Office	Other Addresses Where Collateral of such Credit Party is Maintained	Leased or Owned
TopBuild Corp.	260 Jimmy Ann Drive Daytona Beach, Florida 32114	None	N/A

Schedule 5.21

Capitalization

TopBuild Corp. will not have any Subsidiaries as of the Closing Date.

Schedule 7.03

Liens

None.

Schedule 7.04

Indebtedness

None.

Schedule 7.05

Investments

None.

EXHIBIT A-1

FORM OF REVOLVING FACILITY NOTE

$	, 201[ ]
New York, New York

FOR VALUE RECEIVED, the undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to [                                              ] or its registered assigns (the “Lender”) the principal sum of                                                        ($        ) or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement (and subject to the terms thereof), in Dollars and in immediately available funds, at the location and on the dates provided in the Credit Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto (including the Lender), PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  To the extent provided in the Credit Agreement, this Revolving Facility Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Facility Note may be declared to be due and payable in the manner and subject to the terms and conditions provided in the Credit Agreement or the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

If any assignment by the Lender holding this Revolving Facility Note occurs after the date of the issuance hereof, such Lender agrees that it shall, upon effectiveness of such assignment or as promptly thereafter as practicable, surrender this Revolving Facility Note to the Administrative Agent for cancellation.

THE ASSIGNMENT OF THIS REVOLVING FACILITY NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE PARTICIPANT REGISTER.

THIS REVOLVING FACILITY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT

REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT A-2

FORM OF SWING LINE NOTE

$	, 20[ ]
New York, New York

FOR VALUE RECEIVED, the undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to [                                              ] or its registered assigns (the “Swing Line Lender”) the principal sum of [                                 ($    ,000,000)] or, if less, the then unpaid principal amount of all Swing Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement (and subject to the terms thereof), in Dollars and in immediately available funds, at the location and on the dates provided in the Credit Agreement.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swing Loan made by the Swing Line Lender from the date of such Swing Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto (including the Swing Line Lender), PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  To the extent provided in the Credit Agreement, this Swing Line Note is subject to mandatory repayment prior to the Swing Loan Maturity Date applicable to each Swing Loan, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swing Line Note may be declared to be due and payable in the manner and subject to the terms and conditions provided in the Credit Agreement or the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swing Line Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

If any assignment by the Swing Line Lender holding this Swing Line Note occurs after the date of the issuance hereof, such Swing Line Lender agrees that it shall, upon effectiveness of such assignment or as promptly thereafter as practicable, surrender this Swing Line Note to the Administrative Agent for cancellation.

THE ASSIGNMENT OF THIS SWING LINE NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE PARTICIPANT REGISTER.

THIS SWING LINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT A-3

FORM OF TERM NOTE

$	, 20[ ]
New York, New York

FOR VALUE RECEIVED, the undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to [                                              ] or its registered assigns (the “Lender”) the principal sum of                                                        ($        ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement (and subject to the terms thereof), in Dollars and in immediately available funds, at the location and on the dates provided in the Credit Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto (including the Lender), PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  To the extent provided in the Credit Agreement, the principal amount of this Term Note shall be repaid in accordance with Section 2.13 of the Credit Agreement and this Term Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and subject to the terms and conditions provided in the Credit Agreement or the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

If any assignment by the Lender holding this Term Note occurs after the date of the issuance hereof, such Lender agrees that it shall, upon effectiveness of such assignment or as promptly thereafter as practicable, surrender this Term Note to the Administrative Agent for cancellation.

THE ASSIGNMENT OF THIS TERM NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE PARTICIPANT REGISTER.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

FORM OF NOTICE OF BORROWING

, 20[ ]

PNC Bank, National Association, as Administrative Agent 500 First Avenue, 4th Floor Mailstop: P7-PFSC-04-1 Pittsburgh, PA 15219 Attention: Agency Services

Re:                             Notice of Borrowing

Ladies and Gentlemen:

The undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.06(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth on Annex 1 hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.06(b) of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)                               the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct), before and immediately after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)                               no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

Annex 1

to

Notice of Borrowing

1.                                      The Business Day of the Proposed Borrowing is [                                ].

2.                                      The Type of Loan[s] comprising the Proposed Borrowing [is a][are] [Base Rate Loan[s]] [Eurodollar Loan[s]] [Swing Loan[s]].

3.                                      The Aggregate amount of [the] [each] Loan is [as follows]:

(a)                                 [Base Rate Loan: $                      .]

(b)                                 [Eurodollar Loan: $                      .]

(c)                                  [Swing Loan: $                      .]

4.                                      [The Interest Period for the [respective] Loan is [set forth below opposite such Loan]:

(a)                                 [Eurodollar Loan:                       .]

5.                                      [The Swing Loan Maturity Date for the Swing Loan[s] is                           .]

EXHIBIT B-2

FORM OF NOTICE OF CONTINUATION OR CONVERSION

                                , 20[    ]

PNC Bank, National Association,

  as Administrative Agent

500 First Avenue, 4th Floor

Mailstop: P7-PFSC-04-1

Pittsburgh, PA 15219

Attention: Agency Services

Re:                             Notice of Continuation or Conversion

Ladies and Gentlemen:

The undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of [            ], 2015, amongst others the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.10(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.10(b) of the Credit Agreement, and in that connection therewith has set forth on Annex 1 hereto the information required pursuant to such Section 2.10(b) of the Credit Agreement relating to each such Continuation or Conversion.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Continuation or Conversion:

(A)                               the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct), before and immediately after giving effect to the Continuation or Conversion, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)                               no Default or Event of Default has occurred and is continuing, or would result from such Continuation or Conversion.

Very truly yours,

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

Annex 1

to

Notice of Continuation or Conversion

1.                                      The Type[s] of Loan[s] to be [Continued] [Converted] [is a] [are] [Eurodollar] [Base Rate] Loan[s].

2.                                      The date on which the [respective] Loan to be [Continued] [Converted] was made is                       .

3.                                      The date on which the [respective] Loan is to be [Continued] [Converted] is [                      ].

4.                                      The Aggregate amount of [the] [each] Loan is [$                      .]

5.                                      [[The [new] Interest Period for the [respective] Loan is [                      .]

[6.                                  The Type of Loan into which the [respective] Loan[s] [is] [are] to be Converted is [                      .]]

EXHIBIT B-3

FORM OF LC REQUEST

                                , 20[    ]

PNC Bank, National Association,

  as Administrative Agent

500 First Avenue, 4th Floor

Mailstop: P7-PFSC-04-1

Pittsburgh, PA 15219

Attention: Agency Services

Ladies and Gentlemen:

The undersigned, TopBuild Corp., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined).

Pursuant to Section 2.05(b) of the Credit Agreement, the undersigned hereby requests that [               ], as LC Issuer, issue a Letter of Credit on [          , 20    ] (the “Date of Issuance”) in the aggregate face amount of [$                          ], for the account of                                         , (the “LC Obligor”).

The beneficiary of the requested Letter of Credit will be                     , and such Letter of Credit will be in support of                        and will have a stated termination date of                           .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A)                               the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct), before and immediately after giving effect to the issuance of the Letter of Credit, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)                               no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

[Signature Page Follows]

Very truly yours,

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT C-1

FORM OF GUARANTY

EXHIBIT C-2

FORM OF

SECURITY AGREEMENT

EXHIBIT D

[RESERVED]

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

                                , 20[    ]

PNC Bank, National Association,

  as Administrative Agent

500 First Avenue, 4th Floor

Mailstop: P7-PFSC-04-1

Pittsburgh, PA 15219

Attention: Agency Services

Each Lender party to the

  Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2015, among, amongst others, TopBuild Corp., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined).  Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

(a)                                 I am the duly elected [insert title of Authorized Officer] of the Borrower and sign this Compliance Certificate in such capacity only and in no way in my personal capacity.

(b)                                 I am familiar with the terms of the Credit Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

(c)                                  The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.(1)

(d)                                 Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 7.07 of the Credit Agreement, which calculations show compliance with the terms thereof for the fiscal quarter of the Borrower ending [                      ].

(e)                                  [Set forth on Attachment II hereto is a list of changes to the information required pursuant to Sections 1, 2, 7, 10 (to the extent any such Intellectual Property is material), 11, 12 or 13 of the Perfection Certificate or confirmation that there have been no changes to such Sections of the Perfection Certificate since the fiscal year of the Borrower ending [        ](2).](3)

(1)  If any such Default or Event of Default has occurred, specify the nature and extent thereof and the actions that the Credit Parties have taken or propose to take with respect thereto.

(2)  Insert ending date of fiscal year covered by the last Compliance Certificate delivered in conjunction with the financial statements required to be delivered under Section 6.01(a) of the Credit Agreement.

(3)  This subpart (e) is only applicable to Compliance Certificates delivered in conjunction with the financial statements required to be delivered under Section 6.01(a) of the Credit Agreement.

(f)                                   No Credit Party has taken any actions and I am not aware of any actions so taken to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, containing a description of the Collateral, since the accounting period covered by the most recent previously delivered Compliance Certificate.

(g)                                  Set forth on Attachment III hereto is a list of obligations incurred, since the accounting period covered by the most recent previously delivered Compliance Certificate, to contribute to, or become a contributing sponsor (as such term is defined in 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.

Very truly yours,

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

Attachment I(4)

A.  Net Leverage Ratio Calculation:

1. Calculation of Consolidated Funded Indebtedness as of the last day of the relevant accounting period:

(A) all obligations of the Borrower and its Subsidiaries for borrowed money:	$

(B) all obligations of the Borrower and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments:	$

(C)       all Guaranty Obligations of the Borrower and its Subsidiaries with respect to Indebtedness of other (but only to the extent related to (i) Indebtedness of the type described in Lines A.1(A), A.1(B), A.1(D) through A.1(F) or (ii) all obligations of the Borrower and its Subsidiaries with respect to receivable securitization financing that are recourse to the Borrower and/or its Subsidiaries):

$

(D) all Capitalized Lease Obligations of the Borrower and its Subsidiaries:	$

(E)        all obligations, contingent or otherwise, of the Borrower and its Subsidiaries as an account party in respect of letters of credit and letters of guaranty, in each case, issued by a financial institution or similar Person:

$

(F) all obligations, contingent or otherwise, of the Borrower and its Subsidiaries in respect of bankers’ acceptances:	$

(G) up to $75,000,000 of unrestricted cash and Cash Equivalents of the Credit Parties on deposit with financial institutions located in the United States of America in excess of $25,000,000:	$

2. The numerator for Net Leverage Ratio ((without duplication) the sum of Lines A.1(A) through A.1(F) less Line A.1(G)):	$

3. Calculation of Consolidated EBITDA for the relevant accounting period:

(i) Consolidated Net Income for such accounting period:	$

(ii) The sum of the following amounts for such accounting period without duplication and to the extent deducted in calculating such Consolidated Net Income:

(A) interest expense in accordance with GAAP:	$

(B) expense for income taxes paid or accrued:	$

(C) depreciation expense:	$

(D) amortization expense:	$

(E) extraordinary, unusual or non-recurring non-cash expenses, losses or charges (including any such expense, loss or charge from discontinued operations:	$

(F) non-cash restructuring and rationalization charges and non-cash charges related to	$

(4)  The calculations set forth in this Attachment I to the Compliance Certificate are intended to represent a summary of the corresponding financial definitions set forth in the Credit Agreement. In the event of any conflict between the terms hereof and the Credit Agreement, the Credit Agreement shall govern.

impairment of long-lived assets, intangible assets and goodwill:

(G) one time non-recurring cash costs and expenses incurred in connection with the Transactions:	$

(H) non-cash expenses related to stock based compensation (other than with respect to phantom stock and stock appreciation rights):	$

(I) other non-cash charges of any kind:	$

(J) general corporate and operating expense of Masco allocated to Borrower from the period from March 31, 2015 through and including the Effective Date:	$

(K)      cash restructuring and rationalization charges taken during the during such period in an aggregate amount not to exceed $5,000,000 during any Testing Period and $10,000,000 during the term of this Agreement:

$

(L) any losses for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement:	$

(M) cash fees and expenses incurred in connection with acquisitions, equity issuances and debt incurrences that are not otherwise capitalized (regardless of whether consummated):	$

(N) interest income:	$

(O) income tax credits and refunds (to the extent not netted from tax expense):	$

(P)         any cash payments made during such period in respect of items described in clauses (E) through (I) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred:

$

(Q) extraordinary, unusual or non-recurring non-cash income or gains realized:	$

(R) any other non-cash items of income or gains:	$

(S) for each Fiscal Quarter ending after March 31, 2015 and prior to the Effective Date (pro rated for any partial Fiscal Quarter), $6,125,000:

4. Consolidated EBITDA ((i) Line A.3(i) plus the sum of Lines A.3(ii)(A) through A.3(ii)(M) less (ii) without duplication, the sum of Lines A.3(ii)(N) through (S)):	$

5. Net Leverage Ratio (Line A.2 ÷ Line A.4):	to 1.00

6. In compliance with the maximum permitted Total Leverage Ratio?	[Yes/No]

Fiscal Quarter Ending	Maximum Ratio
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016	3.25 to 1.00
June 30, 2016	3.25 to 1.00
September 30, 2016	3.25 to 1.00
December 31, 2016 and thereafter	3.00 to 1.00

B.  Fixed Charge Coverage Ratio Calculation:

1. Consolidated EBITDA for the relevant accounting period (Line A.4):	$

2. Calculation of Fixed Charges as of the last day of the relevant accounting period:

(A) cash Consolidated Interest Expense:	$

(B) cash tax expense:	$

(C)       scheduled principal installments on Indebtedness for borrowed money (excluding, for the avoidance of doubt, voluntary or mandatory prepayments and any refinancing of such Indebtedness for borrowed money):

$

(D) cash Capital Distributions (other than the Spin-Off Dividend):	$

(E)        Capital Expenditures to the extent not financed with Long Term Indebtedness, in each case of the Borrower and its Subsidiaries (other than with respect to Line B.2(D) which shall be solely of the Borrower):

$

3. Fixed Charges (without duplication, the sum of Lines B.2(A) through B.2(E)):	$

4. Fixed Charge Coverage Ratio (Line B.1 ÷ Line B.3):	to 1.00

5. Is the Fixed Charge Coverage Ratio for the last day of the relevant accounting period greater than or equal to 1.10 to 1.00?:	[Yes/No]

EXHIBIT F

CLOSING CERTIFICATE

TopBuild Corp., a Delaware corporation (the “Borrower”), hereby certifies that the officer executing this Closing Certificate is an Authorized Officer (as defined in the Credit Agreement referred to below) of the Borrower and that such officer is duly authorized to execute this Closing Certificate, which is hereby delivered on behalf of the Borrower pursuant to [Section 4.01(xi)] of the Credit Agreement, dated as of [            ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined).

The undersigned further certifies that at and as of the Closing Date and both before and immediately after giving effect to the Credit Agreement:

1.                                      No Default or Event of Default has occurred and is continuing.

2.                                      All representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (or in the case of any representation and warranty subject to a materiality qualifier, true and correct), except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

3.                                      No condition or event has occurred since December 31, 2014 that has resulted in a Material Adverse Effect.

IN WITNESS WHEREOF, the Borrower has caused this Closing Certificate to be executed by its [insert title of Authorized Officer] thereunto duly authorized, on and as of the date first set forth above.

TOPBUILD CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT

Date:                     , 20[    ]

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swing Loans and any Participations in any of the foregoing included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](5)]

3.	Borrower:	TopBuild Corp., a Delaware corporation.

4.	Administrative Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement, dated as of [ ], 2015, among, amongst others, the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as the Administrative Agent, as the Swing

(5) Select as applicable.

Line Lender and as an LC Issuer (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

6.                                      Assigned Interest:

Facility Assigned(6)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(7)		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7.                             Trade Date:                                                       ](8)

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

(6)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Commitment,” etc.)

(7)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(8)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[TOPBUILD CORP.,
as the Borrower

By:
Name:
Title:](9)

(9)  If required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States Person (as defined in Section 7701(a)(30) of the Code), attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than section 5-1401 of the New York General Obligations Law).

EXHIBIT H

[RESERVED]

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [            ], 2015, among, amongst others, TopBuild Corp., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, PNC Bank, National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender and as an LC Issuer (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [            ], 2015, among, amongst others, TopBuild Corp., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, PNC Bank, National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender and as an LC Issuer (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [            ], 2015, among, amongst others, TopBuild Corp., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, PNC Bank, National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender and as an LC Issuer (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [            ], 2015, among, amongst others, TopBuild Corp., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, PNC Bank, National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender and as an LC Issuer (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]